UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

ENERGIZER HOLDINGS, INC.
(Name of the Registrant as Specified in its Charter) (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ENERGIZER HOLDINGS, INC.

533 Maryville University Drive

St. Louis, Missouri 63141

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Energizer Holdings, Inc. to be held at 8:30 a.m. Central Time on Monday, January 26, 2015 at Energizer World Headquarters, 533 Maryville University Drive, St. Louis, Missouri 63141.

In connection with the Annual Meeting, we have prepared a Notice of Annual Meeting of Shareholders, a Proxy Statement, and our 2014 Annual Report. On or about December 11, 2014, we began mailing to our shareholders these materials or a Notice of Availability of Proxy Materials containing instructions on how to access these materials online.

If you plan to attend the Annual Meeting, please bring the 2015 Annual Meeting Admission Ticket and proof of identification (such as a driver’s license or other photo identification).

Whether you plan to attend the Annual Meeting or not, we encourage you to read the Proxy Statement and vote your shares. You may vote over the Internet, as well as by telephone, or, if you received or requested to receive printed proxy materials, by signing, dating and returning the proxy card enclosed with the proxy materials as soon as possible in the postage-paid envelope provided. However you decide to vote, we would appreciate you voting as soon as possible.

WARD M. KLEIN

Chief Executive Officer

December 11, 2014

ENERGIZER HOLDINGS, INC.

533 Maryville University Drive

St. Louis, Missouri 63141

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders:

The Annual Meeting of Shareholders of Energizer Holdings, Inc. will be held at 8:30 a.m. Central Time on Monday, January 26, 2015 at Energizer World Headquarters, 533 Maryville University Drive, St. Louis, Missouri 63141.

The purpose of the meeting is:

1)	to elect two directors to serve one-year terms ending at the Annual Meeting held in 2016, or until their respective successors are elected and qualified;

2)	to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2015;

3)	to cast an advisory vote on executive compensation;

4)	to vote on a shareholder proposal if properly presented at the meeting;

and to act upon such other matters as may properly come before the meeting.

Important Notice Regarding the Internet Availability of Proxy Materials for the 2015 Annual Meeting. We are mailing to many of our shareholders a notice of availability over the Internet of the proxy materials, rather than mailing the proxy materials. The notice of availability contains instructions on how to access our proxy materials on the Internet, as well as instructions on obtaining a paper copy. All shareholders who do not receive such a notice of availability, and any shareholders who request to receive a paper copy of the proxy materials, will receive a full set of paper proxy materials by U.S. mail. This process will reduce our costs to print and distribute our proxy materials.

You may vote if you are a shareholder of record on November 26, 2014. It is important that your shares be represented and voted at the Annual Meeting. Please vote in one of the following ways:

•	USE THE FOLLOWING TOLL-FREE TELEPHONE NUMBER: 1-866-894-0537, using the identification number indicated on the notice of availability or proxy card mailed to you;

•	VISIT www.cstproxyvote.com to vote via the Internet, using the identification number indicated on the notice of availability or proxy card mailed to you;

•	MARK, SIGN, DATE AND PROMPTLY RETURN the proxy card in the postage-paid envelope if you received or requested a paper copy of the proxy materials; OR

•	VOTE BY WRITTEN BALLOT at the Annual Meeting.

This Notice, the Proxy Statement, and the Company’s 2014 Annual Report to Shareholders have also been posted at www.cstproxy.com/energizer/2014.

By Order of the Board of Directors,

Mark S. LaVigne

Vice President, General Counsel & Secretary

December 11, 2014

(i)

2014 PROXY SUMMARY

This summary highlights information contained in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Shareholders

•    Time and date: 8:30 a.m., Central Time, January 26, 2015

•    Place: Energizer World Headquarters, 533 Maryville University Drive, St. Louis, Missouri 63141

•    Record Date: November 26, 2014

•    Voting: Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on

Voting matters with Board recommendation in parentheses

•    Election of two directors (FOR EACH NOMINEE)

•    Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2015 (FOR)

•    Advisory vote on executive compensation (FOR)

•    Shareholder proposal on palm oil sourcing policy (AGAINST)

Board nominees

Standing for election for a term expiring in 2016

•    Bill G. Armstrong. Former Executive Vice President and Chief Operating Officer, Cargill Animal Nutrition. Director since 2005.

•    J. Patrick Mulcahy. Chairman of the Board of Energizer Holdings, Inc. since 2007. Director since 2000.

Other directors

Term expiring in 2016

•    Daniel J. Heinrich. Former Executive Vice President and Chief Financial Officer, The Clorox Company. Director since 2012.

•    R. David Hoover. Former Chairman and Chief Executive Officer, Ball Corporation. Director since 2000.

•    John C. Hunter. Former Chairman, President and Chief Executive Officer of Solutia, Inc. Director since 2005.

•    John E. Klein. Former President of Randolph College. Director since 2003.

Term expiring in 2017

•    James C. Johnson. Former General Counsel, Loop Capital Markets LLC. Director since November 2013.

•    Ward M. Klein. Chief Executive Officer, Energizer Holdings, Inc. since 2005. Director since 2005.

•    W. Patrick McGinnis. Chief Executive Officer and President, Nestlé Purina PetCare Company. Director since 2002.

•    John R. Roberts. Former Executive Director, Civic Progress St. Louis and former Managing Partner, Mid-South Region, Arthur Andersen LLP. Director since 2003.

(ii)

Independent registered public accounting firm	The Board recommends that shareholders ratify the appointment of PricewaterhouseCoopers LLP as our independent registered accounting firm for fiscal 2015.

Advisory vote on executive compensation	The Board recommends that shareholders approve on an advisory basis the compensation of our named executive officers. Our Board recommends a FOR vote because we believe that our compensation program achieves its objective of rewarding management based upon its success in increasing shareholder value.
Key elements of our compensation program

•    Aggregate pay package. Our aggregate pay packages are targeted at the 50th percentile for our peer group.

•    Annual cash bonus program. In 2014, bonuses were payable based on the following components related to the achievement of pre-determined Company targets:

¡        30% related to adjusted earnings per share;

¡        30% related to the three-year Company-wide pre-tax adjusted operating profit;

¡        20% related to Company-wide three-year global cost savings associated with restructurings; and

¡       20% related to adjusted net working capital as a percentage of sales.

•    Three-year equity awards. We award restricted stock equivalents with a three- year vesting period. For awards in fiscal 2014, 75% of the restricted stock equivalents available to be awarded at target were performance-based and only vest based on performance targets of three metrics: (i) adjusted return on invested capital, (ii) cumulative adjusted EBITDA and (iii) the Company’s relative total shareholder return. The remaining portion vests on the third anniversary of the grant if the recipient remains employed with the Company.

•    Supplemental retirement plans. Our executives participate in the retirement plans available for all employees; the supplemental retirement plans restore retirement benefits otherwise limited by federal law.

•    Severance and other benefits following change of control. We have change of control employment agreements with each of the named executive officers which provide them with increased security and allow them to make decisions focusing on the interests of shareholders. In fiscal 2012, we adopted a policy eliminating tax gross-up payments and adoption of the “best-of-net” approach for future change of control employment agreements. Executives are entitled to benefits in the event of a change of control only if they are involuntarily terminated (or resign for good cause) following a change of control of the Company.

Shareholder proposal	If properly presented at the meeting, shareholders will vote on a shareholder proposal requesting the Company to prepare a palm oil sourcing policy. The Board recommends that shareholders vote AGAINST the proposal for the reasons summarized in this proxy statement.

(iii)

PROXY STATEMENT—VOTING PROCEDURES

YOUR VOTE IS VERY IMPORTANT

The Board of Directors is soliciting proxies to be used at the 2015 Annual Meeting. This proxy statement, the form of proxy and the Company’s 2014 Annual Report to Shareholders will be available at www.cstproxy.com/energizer/2014 beginning on December 11, 2014. A Notice Regarding the Availability of Proxy Materials will be mailed to shareholders on or about December 11, 2014.

How to Receive Printed Materials

We have elected to take advantage of the Security and Exchange Commission’s (the “SEC”) rule that allows us to furnish proxy materials to you online. We believe electronic delivery will expedite shareholders’ receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials. On or about December 11, 2014, we mailed to many of our shareholders a Notice containing instructions on how to access our proxy statement and annual report online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. However, the Notice contains instructions on how to receive a paper copy of the materials.

Who Can Vote

Record holders of Energizer Holdings, Inc. common stock on November 26, 2014 may vote at the meeting and any adjournment or postponement thereof. On November 26, 2014, there were 62,124,459 shares of common stock outstanding. The shares of common stock held in our treasury will not be voted.

How You Can Vote

There are four voting methods for record holders:

•	Voting by Mail. If you choose to vote by mail, complete a proxy card, date and sign it, and return it in the postage-paid envelope provided (if you received a paper copy of the proxy materials).

•	Voting by Telephone. You can vote your shares by telephone by calling 1-866-894-0537 and using the identification code indicated on the Notice Regarding the Availability of Proxy Materials or
the proxy card mailed to you. Voting is available 24 hours a day.

•

Voting by Internet. You can also vote via the Internet at www.cstproxyvote.com. Your identification code for Internet voting is on the Notice Regarding the Availability of Proxy Materials or the proxy card mailed to you, and voting is available 24 hours a day.

•	Voting by written ballot at the meeting.

Please note that if you are a record holder and plan to vote in person at the meeting, you should bring the attached 2015 Annual Meeting Admission Ticket with you, as well as proof of identification (such as a driver’s license or other form of photo identification). If you are representing an entity that is a shareholder, you should provide written evidence that you are authorized to act for such shareholder.

If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor from the holder of record. You must bring such proxy and proof of identification with you to attend, and be able to vote at, the meeting. In order to vote such shares otherwise, you must follow the instructions given to you by such bank, broker or other holder of shares. See “Beneficial Owners and Broker Non-Votes” below.

If you vote by telephone or via the Internet, you should not return a proxy card.

How You May Revoke or Change Your Vote

You can revoke the proxy at any time before it is voted at the Annual Meeting by:

•	sending written notice of revocation to our Secretary;

•	submitting another proper proxy by telephone, Internet or mail; or

•	attending the Annual Meeting and voting in person.

General Information on Voting

You are entitled to cast one vote for each share of common stock you own on the record date. If you are a shareholder of record and you do not submit a proxy or vote in person, no votes will be cast on your behalf on any of the items of business at the Annual Meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of the Company’s common stock entitled to vote at the meeting is necessary to constitute a quorum.

The election of each director nominee, the ratification of the Company’s independent registered public accounting firm for 2015, the approval of executive compensation by non-binding vote, and the adoption of the shareholder proposal must be approved by a majority of the voting power represented at the Annual Meeting in person or by proxy and entitled to vote on the matter.

Shareholders do not have the right to vote cumulatively in electing directors. Shares represented by a proxy marked “against” or “abstain” on any matter will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have voted in favor of the proposal or director nominee. Therefore, any proxy marked “against” or “abstain” will have the effect of a vote against a nominee and against each proposal.

While the shareholder vote on executive compensation is advisory and not binding on the Company, the Board of Directors and the Nominating and Executive Compensation Committee, which is responsible for administering the Company’s executive compensation programs, are interested in the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

All shares for which proxies have been properly submitted—whether by telephone, Internet or mail—and not revoked, will be voted at the Annual Meeting in accordance with your instructions. If you sign a proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by our Board of Directors.

If any other matters are properly presented at the Annual Meeting for consideration, the persons named in your properly submitted proxy card will have the discretion to vote on those matters for you. As of the date this Proxy Statement went to press, no other matters had been raised for consideration at the Annual Meeting.

Beneficial Owners and Broker Non-Votes

If your shares are held by a bank, broker or other nominee, you are considered the “beneficial owner” of the shares, which are held in “street name.” If you hold your shares in street name, you can instruct the broker, bank or other nominee who is the shareholder of record how to vote these shares by using the voting instructions given to you by the broker, bank, or other nominee.

The broker, bank, or other nominee may vote the shares in the absence of your voting instructions only with regard to “routine” matters. The election of directors, the advisory vote on executive compensation, and the vote on the shareholder proposal are considered “non-routine” matters and, accordingly, if you do not instruct your broker, bank or other nominee how to vote in these matters, no votes will be cast on your behalf with respect to these matters.

Your broker, bank or other nominee does, however, have discretion to vote any uninstructed shares on the ratification of the appointment of our accounting firm (Item 2 of this Proxy Statement). If the broker, bank or other nominee votes the uninstructed shares on the ratification of the accounting firm (either personally or by proxy), these shares may be considered as “present” for quorum purposes but will not be deemed voted on other matters and will be considered “broker non-votes” with respect to such other matters.

Such broker non-votes shall have no effect on the votes on election of directors, the advisory vote on executive compensation, and the shareholder proposal.

Voting By Participants in the Company’s Savings Investment Plan

If you participate in our savings investment plan and had an account in the Energizer common stock fund on November 19, 2014, you will receive a full set of the proxy materials in the mail and the proxy card included with such materials will also serve as voting instructions to the trustee for that plan, Vanguard

Fiduciary Trust Company, an affiliate of The Vanguard Group of Investment Companies, for the shares of our common stock credited to your account on that date. If the trustee does not receive directions with respect to the shares of common stock credited to your account by January 23, 2015, it will vote those shares in the same proportion as it votes shares for which directions were received.

Costs of Solicitation

We will pay for preparing, printing and mailing this proxy statement. We have engaged MacKenzie Partners, Inc. and Georgeson & Company, Inc. to help solicit proxies from shareholders (in person, by phone or otherwise) for a fee of $14,175 plus expenses. Proxies may also be solicited personally or by telephone by our employees without additional compensation. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs of sending the proxy materials to the beneficial owners of our common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

To the best of our knowledge, all filings of stock ownership and changes in stock ownership by our directors and executive officers and beneficial owners of more than 10% of our stock, which are required by rules of the SEC, were made on a timely basis in fiscal 2014.

ITEM 1. ELECTION OF DIRECTORS

Our Board of Directors currently consists of ten members, and two directors are nominated for election at the 2015 Annual Meeting. At the 2014 Annual Meeting, the shareholders voted to approve and adopt amended and restated Articles of Incorporation that resulted in a phased-in elimination of the classified board. Our Board of Directors currently consists of three classes: one class consisting of four directors whose terms of service expire at the 2017 Annual Meeting, one class containing four directors whose terms of service expire at the 2016 Annual Meeting, and one class consisting of two directors, as a result of the retirement of Pamela M. Nicholson in March 2014, nominated for election at the 2015 Annual Meeting. If elected, following this Annual Meeting, six directors will have terms expiring at the 2016 Annual Meeting.

Two directors will be elected at the 2015 Annual Meeting to serve for a one-year term expiring at our Annual Meeting in 2016. The Board has nominated Bill G. Armstrong and J. Patrick Mulcahy for election as directors at this meeting. Each nominee is currently serving as a director and has consented to serve for the one-year term. Each nominee elected as a director will continue in office until his or her successor has been elected and qualified. As discussed below under “Additional Information—Information Regarding the Spin-Off”, we are pursuing a plan to spin-off our Household Products business and thereby create two independent, publicly traded companies. In connection with the spin-off, we anticipate that some of our directors may become directors of the household products company, and therefore will resign from our Board of Directors. We may, at any time and for any reason until the proposed spin-off is complete, abandon the spin-off or modify or change its terms. We can make no assurance that any spin-off transaction will ultimately occur, or if one does occur, the terms or timing of a transaction.

We do not know of any reason why any of the nominees for director named herein would be unable to serve; however, if any nominee is unable to serve as a director at the time of the Annual Meeting, your proxy may be voted for the election of another person the Board may nominate in his or her place, unless you indicate otherwise.

Vote Required.    The affirmative vote of a majority of the voting power represented in person or by proxy and entitled to vote is required for the election of each director.

The Board of Directors recommends a vote FOR the election of these nominees as directors of the Company.

INFORMATION ABOUT NOMINEES AND OTHER DIRECTORS

Please review the following information about the nominees and other directors continuing in office. The ages shown are as of December 31, 2014.

BILL G. ARMSTRONG, Director Since 2005, Age 66

(Standing for election at this meeting for a term expiring in 2016)

Mr. Armstrong is a private equity investor and is also a former director of Ralcorp Holdings, Inc.

Mr. Armstrong served as Executive Vice President and Chief Operating Officer, Cargill Animal Nutrition (animal feed products), from 2001 to 2004. Prior to his employment with Cargill, Mr. Armstrong served as Chief Operating Officer of Agribrands International, Inc., an international agricultural products business, and as Executive Vice President of Operations of the international agricultural products business of Ralston Purina Company. He also served as managing director of Ralston’s Philippine operations, and during his tenure there, was a director of the American Chamber of Commerce. As a result of his international and operational experience, as well as his extensive experience with corporate transactions, he provides a global perspective to the Board, which has become increasingly important as our international operations have grown to account for approximately half of our annual sales.

J. PATRICK MULCAHY, Director Since 2000, Age 70

(Standing for election at this meeting for a term expiring in 2016)

Mr. Mulcahy has served as Chairman of the Board of Energizer Holdings, Inc. since 2007. Mr. Mulcahy served as Vice Chairman of the Board from January 2005 to January 2007, and prior to that time served as Chief Executive Officer, Energizer Holdings, Inc. from 2000 to 2005, and as Chairman of the Board and Chief Executive Officer of Eveready Battery Company, Inc. from 1987 until his retirement in 2005. He is also a director of Hanesbrands Inc. and was formerly a director of Ralcorp Holdings, Inc. and Solutia, Inc. Solutia and certain subsidiaries filed voluntary petitions for bankruptcy in 2003, and emerged from bankruptcy in 2008.

Mr. Mulcahy has over forty years of experience in consumer products industries, including almost twenty years as chief executive of our battery business. He was our first chief executive officer, and managed and directed the acquisition of our Schick-Wilkinson Sword business in 2003. He is very knowledgeable about the dynamics of our various businesses and the categories in which they compete. His experience with the complex financial and operational issues of consumer products businesses brings critical financial, operational and strategic expertise to our Board of Directors.

DANIEL J. HEINRICH, Director Since 2012, Age 58

(Continuing in Office—Term expiring in 2016)

Mr. Heinrich served as Executive Vice President and Chief Financial Officer of The Clorox Company, a consumer products company, from June 2009 through November 2011 and as Senior Vice President and Chief Financial Officer from August 2003 through June 2009. Prior to serving in this role, he was Vice President, Controller and Chief Accounting Officer of The Clorox Company.

Mr. Heinrich has extensive experience in financial management. Prior to his employment with The Clorox Company, he was Senior Vice President and Treasurer of Transamerica Finance Corporation. Prior to that, he served in the financial services group of the Ford Motor Company, including as Senior Vice President-Controller of Ford Motor Company’s banking subsidiary and as Senior Vice President-Treasurer and Controller of Granite Management Corporation. He began his career at Ernst & Young LLP where he spent over eight years in both audit and tax roles. Mr. Heinrich is a director of ARAMARK Holdings Corporation and serves on its finance and audit committees. Mr. Heinrich previously served on the board and was a member of the audit & finance committee of Advanced Medical Optics Inc. from 2007 until its acquisition by Abbott Labs in 2009. He is also a board member of E&J Gallo Winery.

Mr. Heinrich’s extensive knowledge of strategy, business development, operations, financial management, accounting principles and financial reporting rules and regulations provides an invaluable expertise to our Board and Audit Committee, and his understanding of incentive structures that can effectively drive performance in the consumer products industry provides an important perspective on our Nominating and Executive Compensation Committee.

R. DAVID HOOVER, Director Since 2000, Age 69

(Continuing in Office—Term expiring in 2016)

Mr. Hoover served as Chairman of Ball Corporation (beverage and food packaging and aerospace products and services) from January 2011 to April 2013. He is now retired. He served as the Chairman and Chief Executive Officer of Ball Corporation from January 2010 to January 2011; Chairman, President and Chief Executive Officer, April 2002 to January 2010 and President and Chief Executive Officer, January 2001 to April 2002. Also a director of Ball Corporation, Eli Lilly and Company and Steelcase, Inc. and formerly a director of Qwest Communications International, Inc. Mr. Hoover is a member of the finance committee and nominating and governance committee of Ball Corporation (as an ex-officio member), the audit committee of Eli Lilly and Company, and the nominating committee, executive committee, and compensation committee (currently serving as chair) of Steelcase, Inc.

Mr. Hoover began his employment at Ball Corporation in 1970, and has served in numerous finance and administration, treasury and operational capacities during his tenure at Ball, including service as chief financial officer, chief operating officer and chief executive officer. His broad and extensive experience provides our Board with valuable insight into complex business, operational and financial issues. His chairmanship of our Finance and Oversight Committee has been significant, particularly during the recent global recession, as that committee directly advises management on financial and economic issues and strategies.

JOHN C. HUNTER, III, Director Since 2005, Age 67

(Continuing in Office—Term expiring in 2016)

Mr. Hunter served as Chairman, President and Chief Executive Officer of Solutia, Inc. (chemical products) from 1999 to 2004. He is now retired. Solutia and certain subsidiaries filed voluntary petitions for bankruptcy in 2003, and emerged from bankruptcy in 2008. Also a director of Penford Corporation, KMG Chemicals, Inc. and formerly a director of Hercules, Inc.

Mr. Hunter has a degree in chemical engineering and a Masters in business administration. During his career with Solutia and its former parent, Monsanto Company, he obtained many years of experience in the specialty chemicals business, as well as an in-depth knowledge of environmental issues. As a result, he provides insightful risk management experience to our Board, and a practical perspective and understanding as we deal with environmental, regulatory and sustainability issues. Mr. Hunter’s extensive experience as a director also provides him with insight into effective compensation plan design and a thorough understanding of current issues, trends and concerns in executive compensation design that makes him an effective chairman of our Nominating and Executive Compensation Committee.

JOHN E. KLEIN, Director Since 2003, Age 69

(Continuing in Office—Term expiring in 2016)

Mr. Klein served as President of Randolph College (education) from 2007 to 2013. He is now retired. Prior to that, Mr. Klein served as Executive Vice Chancellor for Administration, Washington University in St. Louis (education) from 2004 to August 2007. From 1985 to 2004, he served as President and Chief Executive Officer, Bunge North America, Inc. (agribusiness), and formerly served as a director of Embrex, Inc.

Mr. Klein obtained a law degree and practiced law with a firm in New York City for several years before joining Bunge Ltd. He had a number of international postings in Europe and South America and senior positions in the United States before being named chief executive of Bunge’s North American operations. He has also obtained significant administrative experience in the field of higher education. He brings the benefits of his diverse legal, international, operational and administrative background and experience to our Board, Audit Committee, and Finance and Oversight Committee.

JAMES C. JOHNSON, Director Since 2013, Age 62

(Continuing in Office—Term expiring in 2017)

Mr. Johnson served as General Counsel of Loop Capital Markets LLC (financial services firm) from November 2010 until his retirement in January, 2014. From 1998 until 2009, Mr. Johnson served in a number of responsible positions at The Boeing Company, an aerospace and defense firm, including serving as Vice President, Corporate Secretary and Assistant General Counsel from 2003 until 2007, and as Vice President and Assistant General Counsel, Commercial Airplanes from 2007 to his retirement in March 2009. Also a director of Ameren Corporation and Hanesbrands Inc.

Mr. Johnson has extensive executive management and leadership experience as the General Counsel of a financial services firm and the former Vice President, Corporate Secretary and Assistant General Counsel of an aerospace and defense firm; and strong legal, compliance, risk management, corporate governance and compensation skills and experience.

WARD M. KLEIN, Director Since 2005, Age 59

(Continuing in Office—Term expiring in 2017)

Mr. Klein has served as Chief Executive Officer, Energizer Holdings, Inc. since 2005. Prior to that time, he served as President and Chief Operating Officer from 2004 to 2005, as President, International from 2002 to 2004, and as Vice President, Asia Pacific and Latin America from 2000 to 2002. Also is lead independent director of Brown Shoe Company, Inc. and Chairman of Civic Progress St. Louis. Formerly a director of AmerUs Group Co. and formerly served on the Board of Directors as Chairman of the Federal Reserve Bank of St. Louis.

Mr. Klein has over 20 years of service with Energizer, in international as well as domestic leadership positions, and has obtained extensive knowledge of our business operations and industry dynamics. In his capacity as chief executive officer, and the only management member of the Board of Directors, Mr. Klein provides a necessary and unique perspective to the Board.

W. PATRICK MCGINNIS, Director Since 2002, Age 67

(Continuing in Office—Term expiring in 2017)

Mr. McGinnis has served as Chief Executive Officer and President, Nestlé Purina PetCare Company (pet foods and related products) since 2001. Mr. McGinnis has announced his plan to retire from Nestlé Purina PetCare Company effective January 1, 2015. Also a director of Brown Shoe Company, Inc.

Mr. McGinnis has almost forty years of experience in consumer products industries, including almost twenty years as chief executive of the Purina pet food business. As a result, he has expertise with respect to marketing and other commercial issues, competitive challenges, and long-term strategic planning, as well as valuable perspectives with respect to potential acquisitions of consumer products businesses.

JOHN R. ROBERTS, Director Since 2003, Age 73

(Continuing in Office—Term expiring in 2017)

Mr. Roberts served as Executive Director, Civic Progress St. Louis (civic organization) from 2001 through 2006. He is now retired. From 1993 to 1998, he served as Managing Partner, Mid-South Region, Arthur Andersen LLP (public accountancy). Also a director of Centene Corporation and serving as chairman of its audit committee. Formerly a director of Regions Financial Corporation with membership on the audit and nominating and corporate governance committees.

Mr. Roberts brings many years of experience as an audit partner at Arthur Andersen to our Board. His extensive knowledge of financial accounting, accounting principles, and financial reporting rules and regulations, and his experience in evaluating financial results and generally overseeing the financial reporting process of large public companies from an independent auditor’s perspective, provides invaluable expertise to our Board and Audit Committee. His service as a board member and audit committee chair for other public companies reinforces the knowledge and insight he provides to our Board.

THE BOARD OF DIRECTORS AND ENERGIZER’S CORPORATE GOVERNANCE

STANDING COMMITTEES AND MEETINGS

Board Member	Board	Audit	Executive	Nominating and Executive Compensation	Finance and Oversight
Bill G. Armstrong	✓	✓		✓
Daniel J. Heinrich	✓	✓		✓
R. David Hoover	✓				✓*
John C. Hunter	✓			✓*
James C. Johnson	✓			✓
John E. Klein	✓	✓			✓
Ward M. Klein	✓		✓		✓
W. Patrick McGinnis	✓		✓		✓
J. Patrick Mulcahy	✓*		✓*		✓
John R. Roberts	✓	✓*	✓	✓
Meetings held in fiscal 2014	7	6	0	5	5

*	Chairperson

Audit:    Reviews auditing, accounting, financial reporting and internal control functions. Responsible for engaging and supervising our independent accountants, resolving differences between management and our independent accountants regarding financial reporting, pre-approving all audit and non-audit services provided by our independent accountants, and establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters. Receives reports from the head of our internal audit department. Our Board has determined that all members are independent and financially literate in accordance with the criteria established by the SEC and the New York Stock Exchange (the “NYSE”). Our Board has elected John R. Roberts as chair of the Audit Committee, and has determined that he is both independent and an audit committee financial expert, as defined by SEC guidelines. The Audit Committee’s charter can be viewed on the Company’s website, www.energizerholdings.com, click on “Investors,” then “Audit Committee Charter.”

Executive:     May act on behalf of the Board in the intervals between Board meetings.

Nominating and Executive Compensation:    Sets compensation of our executive officers, administers our 2000 and 2009 Incentive Stock Plans and grants equity-based awards, including performance-based awards, under those plans. Administers and approves performance-based awards under our executive officer bonus plan. Establishes performance criteria for performance-based awards and certifies as to their achievement. Monitors management compensation and benefit programs, and reviews principal employee relations policies. Recommends nominees for election as directors or executive officers to the Board, as well as committee memberships and compensation and benefits for directors. Administers our stock ownership guidelines. Conducts the annual self-assessment process of the Board and its committees, and regular review of our Corporate Governance Principles. Our Board has determined that all members are non-employee directors, and are independent, as defined in the listing standards of the NYSE. The Nominating and Executive Compensation Committee’s charter can be viewed on the Company’s website, www.energizerholdings.com, click on “Investors,” then “Nominating and Executive Compensation Committee Charter.”

Finance and Oversight:    Reviews our financial condition, objectives and strategies, and acquisitions and other major transactions, and makes recommendations to the Board concerning financing requirements, our stock repurchase program and dividend policy, foreign currency management and pension fund performance. The Finance and Oversight Committee’s charter can be viewed on the

Company’s website, www.energizerholdings.com, click on “Investors,” then “Finance and Oversight Committee Charter.”

During fiscal 2014, all directors attended 75% or more of the Board meetings and meetings of the committees on which they served during their period of service. Under our Corporate Governance Principles, each director is highly encouraged to attend our annual meeting of shareholders each year, preferably in person. All directors in office during the 2014 Annual Meeting attended the meeting in accordance with the Company’s Corporate Governance Principles.

CORPORATE GOVERNANCE, RISK OVERSIGHT AND DIRECTOR INDEPENDENCE

Board Leadership Structure

Our Board regularly considers the appropriate leadership structure for the Company and has concluded that the Company and its shareholders are best served by not having a formal policy on whether the same individual should serve as both chief executive officer and chairman of the Board. This flexibility allows the Board to utilize its considerable experience and knowledge to elect the most qualified director as chairman of the Board, while maintaining the ability to separate the chairman and chief executive officer roles when necessary. Currently, the roles of chairman of the Board and chief executive officer are separate. The Board believes this structure is currently the optimal structure for providing leadership that is both independent in its oversight of management and closely attuned to our specific business. The chief executive officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the chairman of the Board provides guidance and sets the agenda for Board meetings, in consultation with the chief executive officer, and presides over meetings of the full Board. The Chairman of the Board also presides over non-management executive sessions of the Board. The Board periodically evaluates the structure most appropriate for the environment in which we operate. In connection with the proposed plan to spin-off the Household Products business, the Board will also evaluate the future leadership structure of the Household Products business.

Risk Oversight and Risk Management

The Board of Directors, acting both directly and through its committees, is actively involved in oversight of the significant risks affecting our business. The Board of Directors and its committees’ risk oversight activities are informed by our management’s risk assessment and risk management processes.

Structure of Risk Oversight and Risk Management

The Board’s role in risk oversight is consistent with the Company’s leadership structure, with management having day-to-day responsibility for assessing and managing the Company’s risk exposure and the Board and its committees providing oversight in connection with those efforts, with particular focus on the most significant risks facing the Company.

The risk oversight responsibility of the Board and its committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. Management of day-to-day operational, financial and legal risks is the responsibility of operational and executive leadership of the Company. The Company maintains a Risk Committee of senior personnel in a number of functional areas. The Risk Committee is sponsored jointly by our chief financial officer and general counsel. The purposes of the Risk Committee are:

a)	to identify and rate risks with input from various areas of management;

b)	to review risk mitigation strategies; and

c)	to report significant enterprise risks to the Board of Directors.

The Risk Committee meets quarterly to evaluate enterprise risk areas and mitigating actions. The Risk Committee uses the following process to evaluate and mitigate risk:

1)	rate risks based on both their perceived impact on the Company and likelihood of occurrence

2)	identify and verify actions that are believed to be reasonably practicable to take to mitigate risks

3)	verify the results of the Risk Committee’s risk analysis and mitigation efforts with the appropriate levels of management

Risks that are identified by the Risk Committee as significant in accordance with the process above are then reported to the appropriate Board committee. The Audit Committee performs a central oversight role with respect to financial and compliance risks, and meets with our independent auditors, outside the presence of senior management. It also regularly receives reports regarding our internal controls and compliance risks viewed as most significant, along with management’s processes for seeking to maintain compliance within an internal controls environment. The Risk Committee engages with the Board with respect to significant risks, and submits a risk report to the Board on an annual basis.

Our Company manages risk in several key areas, each of which is described in more detail below:

•	financial and internal control risk

•	legal and regulatory risk

•	operational risk

•	strategic risk

•	governance risk

•	event risk

•	compensation policies and practices risk

Financial and Internal Control Risk

The Risk Committee evaluates the Company’s exposure to financial and internal control risks, including risks related to foreign currencies, capital markets, cash flows, pension plans, and taxes. Management has put in place internal controls and conducts internal audits with respect to the Company’s financial statements. The Company has a hotline that can be used to report any financial or accounting fraud, and uses financial and internal controls and monitoring in an effort to prevent inadequate, incomplete or misleading disclosures in press releases and the Company’s SEC filings.

Legal and Regulatory Risk

The Company’s legal department, led by our general counsel, monitors the Company’s exposure to legal and regulatory risks, including intellectual property maintenance and infringement, global regulatory compliance, and, with the environmental group, environmental matters. The Board is kept informed of the commencement and status of significant litigation.

Operational Risk

The Risk Committee, our global operations team, and our commercial organization monitor the Company’s exposure to operational risks, including manufacturing, supply chain disruption and category and competitive pressures. The Company’s information technology group evaluates identified risks related to the Company’s information technology systems, such as the impact of significant information technology changes, cyber-attacks or hacking, the potential failure of the Company’s information technology systems or loss or theft of data. The Board is kept informed of the status of major manufacturing, supply chain, commercial or information technology system changes.

Strategic Risk

Strategic Risk includes risks faced by our Company related to mergers, acquisition and divestures, strategic planning, major initiatives such as restructurings or the proposed spin-off transaction, economic and geopolitical risks, our internal and external communications strategies and our organizational structure and incentives. The Risk Committee, with input from our executive leadership, evaluates strategic risks and reports to the appropriate committee of the Board or the Board as a whole on the status of major initiatives as well as other major developments in strategic risk.

Governance Risk

The Company strives to optimize shareholder communications to convey valuable information to our shareholders. Senior executives and members of the Board periodically meet with shareholders to discuss the Company’s performance and governance. The Board also annually evaluates its governance structures. The Nominating and Executive Compensation Committee annually reviews the Company’s Corporate Governance Principles and recommends amendments to the Board. Each committee of the Board annually reviews its charter and recommends any changes for adoption by the Board. The Board also annually reviews the Company’s succession plans for all senior executive positions.

Event Risk

The Risk Committee evaluates the Company’s exposure to certain event risks, such as natural disasters and political or economic instability. The Board is kept informed of major developments in event risk.

Compensation Policies and Practices Risk

As part of its responsibilities, the Nominating and Executive Compensation Committee annually reviews the Company’s compensation policies and practices for all employees, including executive officers, to determine whether the Company’s compensation programs encourage excessive risk-taking likely to have a material adverse effect on the Company. As described below under “—Determining Executive Compensation,” the committee also employs an independent compensation consultant who advises and consults with the committee to determine both the structure and amounts of executive compensation. For further information, please see “Executive Compensation—Compensation Policies and Practices as They Relate to Risk Management” below.

Although we have devoted significant resources to develop our risk management policies and procedures, these policies and procedures, as well as our risk management techniques, may not be fully effective. In addition, there may be risks that exist, or that develop in the future, that we have not appropriately anticipated, identified or mitigated. In either case, we could suffer losses and our results and financial position could be materially adversely affected.

Sustainability

Our Company places a high priority on operating in a responsible and respectful manner. We believe that sustainable operations are both financially beneficial and critical to the health of the communities in which we operate. Our Company’s Sustainable Development Mission is to “do the right thing” in conducting our business in an effort to ensure that we preserve the environment for future generations and provide a safe and healthy working environment for colleagues while promoting the continued success of our commercial enterprise. Our Company’s sustainable development mission is derived directly from our organizational values and is one of our leadership strategies. At the core of our sustainability efforts are three pillars:

•	Environmental—reducing the impact our organization has on the environment in an effort to ensure the availability of natural resources for generations to come
•

Social—providing our colleagues with a safe, healthy working environment as well as making a positive contribution to the communities in which we operate, while expecting our suppliers to abide by our code of conduct

•	Economic—striving to ensure we deliver on the environmental and social pillars while simultaneously delivering on shareholder expectations

Our Company has established sustainable development goals to focus our conservation efforts across four key areas: energy, greenhouse gas emissions, solid waste and water usage. In addition, we are actively developing and incorporating “design for sustainability” tools into our product development process. “Design for sustainability” proactively addresses environmental, social and economic considerations from the earliest stages of the product development process throughout the product lifecycle. The goal is to design products that minimize energy consumption and waste generation, increase utilization of high recovery materials, and use “design for disassembly” principles to enhance recyclability.

Our Business Practices and Standards of Conduct is designed to provide guidance on and articulate our commitment to several key matters such as safety and health, protecting the environment, use of Company resources, and promoting a harassment-free work environment. It also addresses certain legal and ethical facets of integrity in business dealings with suppliers, customers, investors and the governments that regulate us. We assess global compliance with this policy annually.

Our Supplier Code of Conduct sets forth our Company’s basic expectations for environmental, labor, supplier working conditions and ethical practices that suppliers are expected to meet in order to do business with our Company. We believe we hold our suppliers to a high standard and use a risk-based approach to audit suppliers for ongoing compliance.

Compensation Committee Interlocks and Insider Participation

No member of the Nominating and Executive Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. In addition, no member of the committee had any relationships with the Company or any other entity that require disclosure under the proxy rules and regulations promulgated by the SEC.

Determining Executive Compensation

At the beginning of each fiscal year, the Nominating and Executive Compensation Committee reviews and approves compensation for our executive officers, including any merit increases to base salary, our annual cash bonus program, long-term equity incentive awards, and performance targets under those programs and awards. The committee members base these determinations on their review of competitive market data from our peer group, shareholder views, including the results of the most recent advisory vote on executive compensation, and the recommendations of the chief executive officer and our human resources department. Meridian Compensation Partners LLC (“Meridian”), the committee’s compensation consultant, conducts an in-depth annual review of our compensation practices, and those of our peer group, in order to support the committee’s review process. Meridian also advises the committee during its review of compensation for non-employee directors and the competitiveness of our executive compensation programs. For more information on the committee’s review process and Meridian’s assistance to the committee, as well as on compensation consultants retained by the Company, see “Executive Compensation—Compensation Discussion and Analysis” below.

Committee Charters, Governance and Codes of Conduct

The charters of the committees of our Board of Directors and our Corporate Governance Principles have been posted on our website at www.energizerholdings.com, under “Investors”. Information on our website does not constitute part of this document. Our code of business conduct and ethics applicable to the members of the Board of Directors, as well as the code applicable to the officers and employees, have each been posted on our website as well. You can view our Codes of Conduct on the Company’s website, www.energizerholdings.com, under “Company”, click on “Sustainability”, then click on “Social” then click “Codes of Conduct.”

Copies of the committee charters, the Corporate Governance Principles and the codes of conduct will be provided, without charge, to any shareholder upon request directed in writing to the Secretary, Energizer Holdings, Inc., 533 Maryville University Drive, St. Louis, Missouri 63141.

Director Independence

Our Corporate Governance Principles, adopted by our Board, provide that a majority of the Board, and the entire membership of the Audit and the Nominating and Executive Compensation Committees of the Board, shall consist of independent, non-employee directors who meet the criteria for independence required by the NYSE listing standards. In addition, our Corporate Governance Principles provide that there may not be at any time more than two employee directors serving on the Board.

A director will be considered independent if he or she does not have a material relationship with us, as determined by our Board. To that end, the Board, in the Corporate Governance Principles, has established guidelines for determining whether a director is independent, consistent with the listing standards of the NYSE. A director will not be considered independent if:

•

within the last three years, the director was employed by us or one of our subsidiaries, or an immediate family member of the director was employed by us or one of our subsidiaries as an executive officer;

•

(A) the director is a current partner or employee of a firm that is our internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on our audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on our audit within that time; or

•	any of our present executive officers served on the compensation committee of another company that employed the director or an immediate family member of the director as an executive officer within the last three years.

The following relationships will be considered material:

•

a director or an immediate family member is an executive officer, or the director is an employee, of another company which has made payments to, or received payments from, us and the payments to, or amounts received from, that other company in any of the last three fiscal years, exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues;

•

a director or an immediate family member, during any twelve-month period within the last three years, received more than $120,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

a director is an executive officer of a charitable organization and our annual charitable contributions to the organization (exclusive of gift-match payments), in any single fiscal year within any of the last three years, exceed the greater of $1,000,000 or 2% of such organization’s total charitable receipts;

•	a director is a partner of or of counsel to a law firm that, in any of the last three years, performed substantial legal services to us on a regular basis; or

•	a director is a partner, officer or employee of an investment bank or consulting firm that, in any of the last three years, performed substantial services to us on a regular basis.

For relationships not described above or otherwise not covered in the above examples, a majority of our independent directors, after considering all of the relevant circumstances, may make a determination whether or not such relationship is material and whether the director may therefore be considered independent under the NYSE listing standards. We have also considered and determined that members of our Audit Committee and Nominating and Executive Compensation Committee satisfy the additional independence requirements of the NYSE and SEC for such committees.

Director affiliations and transactions are regularly reviewed to ensure that there are no conflicts or relationships with the Company that might impair a director’s independence. Every year, we submit a questionnaire to each director and executive officer, in addition to conducting our own internal review, for the purpose of identifying certain potentially material transactions or relationships between each director, or any member of his or her immediate family, and the Company, its senior management and its independent auditor.

Pursuant to that review, the Board has considered the independence of W. Patrick McGinnis in light of the fact that we jointly own three corporate aircraft with Nestlé Purina PetCare Company, for which Mr. McGinnis serves as chief executive officer and president. The aircraft are jointly owned in order to share the fixed costs associated with ownership which do not change based on usage, such as pilots’ salaries, aircraft acquisition expenses, and non-trip related maintenance and hangar fees. The aircraft are maintained and operated by employees of Nestlé, and we reimburse Nestlé for a pro rata portion of the fixed expenses based upon our percentage of ownership. Each owner is also assessed a charge per flight hour to cover all variable operating costs. No additional margin or operating fee is paid to Nestlé. The independent members of the Board determined that Mr. McGinnis does not have any direct or indirect financial or other interests in our reimbursement of our aircraft expenses, or our continued ownership of our share of the aircraft, and consequently determined that the independence of Mr. McGinnis was not impacted.

In addition, the Board considered the independence of James Johnson and J. Patrick Mulcahy as they both serve on the board of directors of Hanesbrands Inc. The Company and Hanesbrands Inc. each own 50% of Playtex Marketing Corporation, which holds certain Playtex brand trademarks. The Board determined that these directors’ co-membership on the Hanesbrands Inc. board does not impact their independence status on the Company’s Board.

Accordingly, based on the responses to the 2014 questionnaire and the results of its review, the Board has affirmatively determined that all directors, other than Ward M. Klein, are independent from management. The following are the non-employee directors deemed to be independent: Bill G. Armstrong, Daniel J. Heinrich, R. David Hoover, John C. Hunter, James C. Johnson, John E. Klein, W. Patrick McGinnis, J. Patrick Mulcahy, and John R. Roberts.

Director Nominations

The Nominating and Executive Compensation Committee is responsible for recommending candidates for election to our Board of Directors, consistent with the requirements for membership set forth in our Corporate Governance Principles. Those requirements include integrity, independence, diligence, diversity, energy, forthrightness, analytical skills and a willingness to challenge and stimulate management, and the ability to work as part of a team in an environment of trust. The principles also indicate the Board’s belief that each director should have a basic understanding of (i) our principal operational and financial objectives and plans and strategies, (ii) our results of operations and financial condition, and (iii) the relative standing of the Company and our business segments in relation to our competitors. In addition to those standards, the committee seeks directors who will effectively represent the interests of our shareholders, and who bring to the Board a breadth of experience from a variety of industries, geographies and professional disciplines. Although the Company does not have a formal policy with respect to diversity matters, the Board also considers factors such as diversity on the basis of race, color, national origin, gender, religion, disability and sexual orientation. The committee reviews its effectiveness in balancing these considerations when assessing the composition of the Board. The committee is also responsible for articulating and refining specific criteria for Board and committee membership to supplement, as appropriate, the more general criteria set forth in our Corporate Governance Principles.

The committee expects a high level of commitment from Board members and evaluates each candidate’s leadership and experience, skills, expertise and character traits, including the candidate’s ability to devote sufficient time to Board and committee meetings in light of other professional commitments. The committee also reviews whether a potential candidate meets Board and/or committee membership requirements, as set forth in our Corporate Governance Principles, determines whether a potential candidate is independent according to the Board’s established criteria, and evaluates the potential for a conflict of interest between the director and the Company.

Historically, when vacancies have occurred, or when our Board determined that increasing its size was appropriate, candidates have been recommended to the committee by other Board members or the chief executive officer. The committee, however, will consider and evaluate any shareholder-recommended candidates by applying the same criteria used to evaluate candidates recommended by directors or management. The committee also has authority to retain a recruitment firm if it deems it advisable. Shareholders who wish to suggest an individual for consideration for election to the Board of Directors may submit a written nomination to the Corporate Secretary of the Company, 533 Maryville University Drive, St. Louis, Missouri 63141, along with the shareholder’s name, address and number of shares of common stock beneficially owned; the name of the individual being nominated and number of shares of common stock beneficially owned by the nominee; the candidate’s biographical information, including age, business and residential addresses, and principal occupation for the previous five years, and the nominee’s consent to being named as a nominee and to serving on the Board. A description of factors qualifying or recommending the nominee for service on the Board would also be helpful to the committee in its consideration. To assist in the evaluation of shareholder-recommended candidates, the committee may request that the shareholder provide certain additional information required to be disclosed in our proxy statement under Regulation 14A of the Securities Exchange Act of 1934 (the “Exchange Act”). If the committee determines a candidate, however proposed, is suitable for Board membership, it will make a recommendation to the Board for its consideration.

Under our bylaws, shareholders may also nominate candidates for election at an annual meeting of shareholders. See Shareholder Proposals for 2016 Annual Meeting for details regarding the procedures and timing for the submission of such nominations.

Director nominees submitted through this process will be eligible for election at the annual meeting, but will not be included in the Company’s proxy materials prepared for the meeting.

Stock Ownership Guidelines

In order to help align the financial interests of our non-employee directors with those of our shareholders, our Corporate Governance Principles provide that our non-employee directors must maintain ownership of our common stock with a value of at least five times the director’s annual retainer. New directors are given a period of five years to attain full compliance with these requirements.

For purposes of these determinations, stock ownership includes shares of our common stock which are owned directly or by family members residing with the director, or by family trusts, as well as vested options, vested and deferred restricted stock equivalents and unvested restricted stock equivalents, unless they are subject to achievement of performance targets, and common stock or stock equivalents credited to a director under our savings investment plan, or our deferred compensation plan. At the current time, all of our directors are in compliance with these guidelines.

Communicating Concerns to the Board

We have established several means for shareholders or others to communicate their concerns to our Board. If the concern relates to our financial statements, accounting practices or internal controls, the concern should be submitted in writing to Mr. John R. Roberts, the chairman of our Audit Committee, in care of the Corporate Secretary of the Company at our headquarters address. If the concern relates to our governance practices, business ethics or corporate conduct, the concern may be submitted in writing to Mr. John C. Hunter, the chairman of the Nominating and Executive Compensation Committee, or Mr. R. David Hoover, the chairman of the Finance and Oversight Committee, in care of the Corporate Secretary of the Company at our headquarters address. If the shareholder is unsure as to which category his or her concern relates, he or she may communicate it to any one of the independent directors in care of the Company’s Corporate Secretary at our headquarters address.

Our “whistleblower” policy prohibits the Company or any of its employees from retaliating or taking any adverse action against anyone for raising a concern. If a shareholder or employee nonetheless prefers to raise his or her concern in a confidential or anonymous manner, he or she may call Global Compliance Services’ AlertLine, our outside service provider, toll-free at 877-521-5625, or leave a confidential message at our web address: https://energizer.alertline.com. Confidential letters may also be sent to any independent director at:

AlertLine

PMB 3767

13950 Ballantyne Corporate Place

Charlotte, North Carolina 28273

U.S.A.

DIRECTOR COMPENSATION

We provided several elements of compensation to our directors for service on our Board during fiscal 2014. The Nominating and Executive Compensation Committee, which makes recommendations to the full Board regarding director compensation, strives to set director compensation at the 50th percentile of the peer group. This peer group, which can be found under “Executive Compensation—Compensation Discussion and Analysis—Implementation of the Compensation Program,” has been selected for purposes of evaluating our executive compensation based on market data provided by the committee’s independent consultant, Meridian. The committee and the Board approved changes to director fees that were effective as of December 31, 2013, described below under “—Retainers and Meeting Fees.”

Retainers and Meeting Fees

From October 1, 2013 to December 31, 2013, all the directors, other than Mr. Ward Klein and Mr. James Johnson, received a pro rata portion of the following compensation package for serving on the Board or its committees for fiscal 2014. Mr. Klein receives no compensation other than his compensation as the Chief Executive Officer for his service on the Board and its committees. Mr. Johnson joined our Board and our Nominating and Executive Compensation Committee after fiscal 2013 and began receiving fees for fiscal 2014 after he joined our Board on November 3, 2013.

Annual retainer	$65,000
Fee for each Board meeting	$1,500
Fee for each committee meeting	$1,500

The chairpersons of the committees also received an additional annual retainer of $15,000 for each committee that they chaired, and the chairman of the Board received an additional annual retainer of $35,000 for his services as chairman.

In connection with their annual review of director compensation, the Board and the Nominating and Executive Compensation Committee approved certain changes to director compensation effective December 31, 2013 to increase the annual retainer paid to each director, and to reduce fees paid per Board and committee meeting to only pay directors a fee for meetings exceeding a certain threshold per year. The Board and the committee believed that these changes regularize director compensation by reflecting that our directors provide valuable services to our Company outside as well as during meetings. Elimination of a fee for each meeting also lessens the administrative burden of the number of payments that must be processed per director each year. The Board and the committee also approved an increase to the annual retainer paid to the chairman of the Board and the chairpersons of the committees, so that such fees would be commensurate to what is paid by our peer companies.

From January 1, 2014, all directors, other than Mr. Ward Klein, received a pro rata portion of the following compensation package for serving on the Board or its committees in fiscal 2014. Mr. Klein receives no compensation other than his compensation as the Chief Executive Officer for his service on the Board and its committees.

Annual retainer	$100,000
Fee for each Board meeting in excess of six meetings per year	$1,500
Fee for each committee meeting in excess of six meetings per year	$1,500

The chairpersons of the committees also received a pro rata portion of an additional annual retainer of $20,000 for each committee that they chaired, and the chairman of the Board received an additional annual retainer of $50,000 for his services as chairman.

Deferred Compensation Plan

Non-employee directors are permitted to defer all or a portion of their retainers and fees under the terms of our deferred compensation plan. Deferrals may be made into (a) the Energizer common stock unit fund, which tracks the value of our common stock; (b) the prime rate option under which deferrals are credited with interest at the prime rate quoted by The Wall Street Journal; or (c) any of the measurement fund options which track the performance of the Vanguard investment funds offered under our savings investment plan, a 401(k) savings plan available generally to our salaried U.S. employees. Deferrals in the deferred compensation plan are paid out in a lump sum in cash within 60 days following the director’s termination of service on the Board. Effective April 1, 2014, option (c) above was no longer available as a deferral option for non-employee directors.

Restricted Stock Equivalents

Initial Grant.    New directors that may be appointed or elected to the Board receive a grant of restricted stock equivalents with a grant-date value of $100,000, which equivalents vest three years from the date of grant. In connection with his appointment to the Board effective November 3, 2013, Mr. Johnson received this grant.

Annual Grant.    On the first business day of January of each year, each non-employee director is credited with a restricted stock equivalent award under our Amended and Restated 2009 Incentive Stock Plan. The value of the award as of January 2, 2014 was $110,000. This award vests one year from the date of grant. Directors have the option to defer the delivery of shares upon vesting of this award.

Personal Use of Company-Owned Aircraft

For fiscal 2014, Mr. Ward Klein, the chief executive officer and a member of the Board, was permitted to use our aircraft for personal travel for up to 40 flight hours per year when the aircraft were not being used on business related trips. Family members and guests are authorized to accompany him on business or personal flights on our aircraft. However, Mr. Klein is not reimbursed for any taxes associated with (i) his personal use of the aircraft, or (ii) the personal use by his family members and guests. In fiscal 2014, the value of Mr. Klein’s personal use of our company-owned aircraft was $141,675.

As noted under “—Director Independence” above, our aircraft are jointly owned with one other corporation in order to share the fixed costs associated with such ownership, although we pay all variable operating costs associated with each flight.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash (3)	Stock Awards (4)(5)(6)	Option Awards (7)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation (8)(9)	Total
B.G. Armstrong	$100,250	$110,000	$0	$0	$0	$0	$210,250
D.J. Heinrich	$100,250	$110,000	$0	$0	$0	$0	$210,250
R.D. Hoover	$114,500	$110,000	$0	$0	$0	$0	$224,500
J.C. Hunter	$116,000	$110,000	$0	$0	$0	$0	$226,000
James C. Johnson(1)	$89,972	$210,000	$0	$0	$0	$0	$299,972
J.E. Klein	$98,750	$110,000	$0	$0	$0	$0	$208,750
W.P. McGinnis	$95,750	$110,000	$0	$0	$0	$0	$205,750
J.P. Mulcahy	$142,000	$110,000	$0	$0	$0	$0	$252,000
P.M. Nicholson(2)	$39,185	$110,000	$0	$0	$0	$0	$149,185
J.R. Roberts	$119,000	$110,000	$0	$0	$0	$0	$229,000

(1)	James C. Johnson was appointed to the Board effective November 3, 2013.
(2)	Pamela M. Nicholson resigned from the board effective March 1, 2014.
(3)	This column reflects retainers and meeting fees earned during the fiscal year.
(4)	This column reflects the aggregate grant date fair value, in accordance with Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) Section 718, of the restricted stock equivalent award on January 2, 2014 under our Amended and Restated 2009 Incentive Stock Plan valued at $110,000 as described in the narrative above. Refer to “Note 10. Share-Based Payments” of the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended September 30, 2014 for further discussion. There were no FASB ASC Section 718 compensation expenses associated with the vested but deferred equivalents described in footnote 5 during fiscal 2014.
(5)	The number of vested but deferred stock equivalents held by a director as of September 30, 2014 is as follows: Mr. Hoover, 10,000; Mr. Roberts, 10,000; and Mr. J. Klein, 10,000. These equivalents represent deferrals of a restricted stock equivalent award made to each non-employee director appointed to the Board between April 1, 2000 and October 1, 2003, under which the director was credited with a restricted stock equivalent for each share of our common stock he or she acquired within two years of the date of grant, up to a limit per individual. This program was discontinued in 2003.
(6)	Upon his appointment, Mr. Johnson was granted an award of 1,009 restricted stock equivalents, representing the one-time grant of restricted stock equivalents with a value of approximately $100,000 made to all new non-management directors, which vests three years from the date of grant.
(7)	No options were granted to directors in fiscal year 2014. There were no outstanding shares of underlying stock options held by any director as of September 30, 2014.
(8)	All of the directors are also, from time to time during the fiscal year, provided with samples of our products, with an incremental cost of less than $50.
(9)	The following items are not considered perquisites and are not included within the above disclosure of director compensation:
(i)	The directors are covered under the terms of our general directors’ and officers’ liability insurance policies, the premiums for which are a general expense of the Company—we do not obtain a specific policy for each director, or for the directors as a group.
(ii)	We provide transportation and lodging for out-of-town directors attending Board and committee meetings at our headquarters.
(iii)	The directors may make requests for contributions to charitable organizations from the Energizer charitable trust, which we have funded from time to time, and the trustees of that trust, all employees of the Company, have determined to honor such requests which are in accordance with the charitable purpose of the trust, and which do not exceed $10,000 in any year. The directors may request contributions in excess of that amount, but such requests are at the sole discretion of the trustees. All contributions are made out of the funds of the trust, and are not made in the name of the requesting director.

ITEM 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

Our Audit Committee, in accordance with authority granted in its charter by the Board, appointed PricewaterhouseCoopers LLP (“PwC”) as independent auditor for the current fiscal year. PwC has served as our independent auditor for every fiscal year since 2000, and PwC has begun certain work related to the 2015 audit as approved by the Audit Committee. Information on independent auditor fees for the last two fiscal years is set forth below. The Board and the Audit Committee believe that the retention of PwC to serve as independent auditor is in the best interests of the Company and its shareholders. In making this determination, the Board and the Audit Committee considered a number of factors, including:

•	Audit Committee members’ assessment of PwC’s performance

•	Management’s assessment of PwC’s performance

•	PwC’s independence and integrity

•	PwC’s fees and the quality of services provided to the Company

•	PwC’s global capabilities and knowledge of our global operations

A representative of PwC will be present at the 2015 Annual Meeting and will have an opportunity to make a statement, if desired, as well as to respond to appropriate questions.

Although NYSE listing standards require that the Audit Committee be directly responsible for selecting and retaining the independent auditor, we are providing shareholders with the means to express their views on this issue. Although this vote will not be binding, in the event the shareholders fail to ratify the appointment of PwC, the Audit Committee will reconsider its appointment. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

Vote Required. The affirmative vote of a majority of the voting power represented in person or by proxy and entitled to vote is required for ratification.

The members of the Audit Committee and the Board of Directors recommend a vote FOR ratification of the appointment of PwC as the Company’s independent auditor for fiscal year 2015.

Fees Paid to PricewaterhouseCoopers LLP

(in thousands)

	FY 13	FY 14
Audit Fees	$4,383	$4,852
Audit-Related Fees	31	950	(1)
Tax Fees:
Tax Compliance/preparation	104	72
Other Tax Services	1,363	937

Total Tax Fees	1,467	1,009
All Other Fees	0	0

Total Fees	$5,881	$6,811

(1)	This category also includes fees associated with the audit and review of carve-out financial statements by PwC related to the proposed spin-off of the Household Products business.

Services Provided by PricewaterhouseCoopers LLP

The table above discloses fees paid to PwC during the last two fiscal years for the following professional services:

•

Audit Fees—These are fees for professional services performed by PwC for the audit of our annual financial statements and review of financial statements included in our 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

•

Audit-Related Fees—These are fees for assurance and related services performed by PwC that are reasonably related to the performance of the audit or review of our financial statements. This includes: employee benefit and compensation plan audits; due diligence related to mergers and acquisitions; internal control reviews; attestations by PwC that are not required by statute or regulation; and consulting on financial accounting/

reporting standards. This category also includes fees associated with the audit and review of carve-out financial statements by PwC related to the proposed spin-off of the Household Products business.

•

Tax Fees—These are fees for professional services performed by PwC with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and our consolidated subsidiaries; refund claims; payment planning; tax audit assistance; and tax work stemming from “Audit-Related” items.

•

All Other Fees—These are fees for other permissible work performed by PwC that does not meet the above category descriptions. This includes litigation assistance, tax filing and planning for individual employees involved in our expatriate program, tax advice on international compensation issues and various local engagements that are permissible under applicable laws and regulations.

Audit Fees Paid to Other Firms

(in thousands)

	FY 13	FY 14
Audit Fees	$578	$644

Audit Committee Pre-Approval Policy

The Audit Committee has a formal policy concerning approval of all services to be provided by our independent auditor, including audit, audit-related, tax and other services. The policy requires that all services the auditor may provide to us must be pre-approved by the committee. The chairman of the committee has the authority to pre-approve permitted services that require action between regular committee meetings, provided he reports to the committee at the next regular meeting. Early in each fiscal year, the committee approves the list of planned audit and non-audit services to be provided by the auditor during that year, as well as a budget estimating spending for such services for the fiscal year. Any proposed services exceeding the maximum fee levels set forth in that budget must receive specific pre-approval by the Audit Committee. The committee approved all services provided by PwC during fiscal 2014.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors consists entirely of non-employee directors that are independent, as defined in Section 303A.02 of the New York Stock Exchange Listed Company Manual.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and issuing a report thereon. The committee’s responsibility is to monitor and oversee these processes.

With respect to the Company’s audited financial statements for the Company’s fiscal year ended September 30, 2014, management of the Company has represented to the committee that the financial statements were prepared in accordance with generally accepted accounting principles and the committee has reviewed and discussed those financial statements with management and PricewaterhouseCoopers LLP, the Company’s independent accountants. The Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standard No. 16, as adopted by the PCAOB.

In fulfilling its oversight responsibilities for reviewing the services performed by Energizer’s independent registered public accountants, the Audit Committee retains sole authority to select, evaluate and replace the outside auditors, discusses with the independent registered public accountants the overall scope of the annual audit and the proposed audit fees, and annually evaluates the qualifications, performance and independence of the independent registered public accountants and its lead audit partner.

The Audit Committee has received the written disclosures from PricewaterhouseCoopers LLP required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), as modified or supplemented, and has discussed the independence of PricewaterhouseCoopers LLP with members of that firm. In doing so, the committee considered whether the non-audit services provided by PricewaterhouseCoopers LLP were compatible with its independence. The Audit Committee met with the internal auditors and PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examination, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements for the fiscal year ended September 30, 2014 be included in the Company’s Annual Report on Form 10-K for that year and has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for fiscal year 2015, subject to shareholder ratification.

John R. Roberts—Chairman	Bill G. Armstrong
Daniel J. Heinrich	John E. Klein

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, or through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

EXECUTIVE COMPENSATION

The following narratives and tables discuss the compensation paid in fiscal 2014 to our chief executive officer, chief financial officer and our other three most highly compensated executive officers, whom we refer to collectively as our “named executive officers”. Our named executive officers for 2014 were:

•	Ward M. Klein, Chief Executive Officer;
•	Daniel J. Sescleifer, Executive Vice President and Chief Financial Officer;
•	David P. Hatfield, President and Chief Executive Officer, Energizer Personal Care;
•	Alan R. Hoskins, President and Chief Executive Officer, Energizer Household Products; and
•	Mark S. LaVigne, Vice President, General Counsel & Secretary

COMPENSATION DISCUSSION AND ANALYSIS

Principles of the Energizer Compensation Program

Our commitment to maintaining competitive compensation practices has resulted in strong shareholder support of our compensation philosophy, with over 93% of the votes cast in favor of the advisory resolution on executive compensation at our 2014 Annual Meeting. The principles we follow are:

Pay for Performance

Our primary goal is to instill a “pay for performance” culture throughout our organization, with a significant portion of targeted compensation for our named executive officers dependent upon achievement of performance goals, and forfeited if goals are not achieved.

Competitive Total Compensation Packages

We strive to attract and retain strong executive leaders, with competitive total compensation opportunities near the 50th percentile of our peer group. Our compensation program is designed to motivate these leaders with objectives aligned with operating results and execution of significant initiatives.

Alignment with Shareholder Interests

A substantial portion of the named executive officers’ total compensation is in the form of restricted stock equivalents and we have stock ownership guidelines for executive officers and prohibitions on the hedging of Company stock, in order to align the compensation received by executives with the returns received by our shareholders.

Key Elements of Executive Compensation in Fiscal 2014

In the beginning of fiscal 2013, our Nominating and Executive Compensation Committee (the “NECC” or the “committee”) made several significant changes to executive officer compensation in order to improve its linkage to shareholder value and streamline executive compensation programs.

Continued enhancements to the long-term incentive program

Beginning in fiscal 2013, the NECC adopted three metrics for the long-term incentive program, replacing the Adjusted EPS metric used in past years. At the start of fiscal 2014, the NECC reviewed the compensation elements and determined that the compensation elements adopted in fiscal 2013 continued to be consistent with our compensation philosophy and approved the same metrics for fiscal 2014:

•

adjusted return on invested capital (ROIC), to support the Company’s focus on cash flow, including improved working capital performance, and to emphasize the importance of capital allocation decisions;

•	cumulative adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), to emphasize growth in core operating earnings; and
•

relative total shareholder return to further ensure that realized results are aligned with shareholder value creation results from ROIC and EBITDA can be further impacted by relative total shareholder return.

For fiscal 2014, to continue to enhance the emphasis on Company performance, the NECC adjusted the mix of restricted stock equivalents by increasing the performance-based portion to 75% of the restricted stock equivalents available to be earned at target. This is an increase from 54% of the restricted stock equivalents at target in fiscal 2013.

Multiple metrics of the short-term incentive program

Beginning in fiscal 2013, the NECC also approved four metrics to measure performance in the short-term incentive program, replacing the Adjusted EPS metric used in past years. At the start of fiscal 2014, the NECC reviewed the compensation elements and determined that the compensation elements adopted in fiscal 2013 continued to be consistent with our compensation philosophy and approved the same metrics for fiscal 2014:

•

Company-wide cost savings associated with restructurings, which constitutes 20% of the weighting, to focus on delivering the three-year global cost savings to investors announced by the Company, to be paid annually as cost savings for the multi-year restructuring project are achieved;

•	adjusted earnings per share (EPS), which constitutes 30% of the weighting, to encourage executives to deliver on bottom-line results;
•	Company-wide pre-tax adjusted operating profit, which constitutes 30% of the weighting, to reward operating performance; and
•	adjusted net working capital as a percentage of sales (NWC), which constitutes 20% of the weighting, to encourage improved management of working capital.

Elements of Compensation

The elements of our fiscal 2014 executive compensation program as well as the purpose of each item are shown in the following table:

Compensation Element	Description	Purpose

Base Salary	Annual fixed salary, payable in cash.	Helps attract and retain key individuals.

Annual Cash Bonus

Bonuses are payable in cash upon achievement of the pre-determined Company-wide metrics:

• Adjusted EPS target (30%)

• Adjusted Operating Profit (30%)

• Three-Year global Cost Savings (20%)

• Adjusted Net Working Capital (20%)

Promotes achievement of Company-wide performance goals.

Three Year Equity Awards	75% of the restricted stock equivalents available to be awarded at target vest based on performance targets of three metrics: (i) adjusted return on invested capital, (ii) cumulative adjusted EBITDA and (iii) results from (i) and (ii) above can be further impacted by the Company’s relative total shareholder return. The remaining portion vests on the third anniversary of the grant if the recipient remains employed with the Company.	Promotes achievement of long-
term Company-wide earnings
performance goals.

Provides a direct link to
shareholder interests by tying a
significant portion of executive’s
personal wealth to the
performance of our common
stock.

Vesting requirements help to
retain key employees.

Supplemental Retirement Plans	Executives participate in the retirement plans available for all employees; the supplemental retirement plans restore retirement benefits otherwise limited by federal statute.	Ensures that the executives receive the same relative value compared to other employees who are not subject to these limits.

Change of Control Severance Agreements	Executives are entitled to benefits in the event of a change of control only if they are involuntarily terminated (or they resign for good cause) following a change of control of our Company.	Allows executives to make decisions focusing on the interests of shareholders while using a “double trigger” (a change of control plus termination) to avoid a windfall.

Objectives

The key objective of our compensation philosophy is to reward management based upon their success in increasing shareholder value. With a focus on achieving this overarching goal, the overall executive compensation program is designed to provide a compensation package that will enable us to attract and retain highly talented executives and maintain a performance-oriented culture.

Pay for Performance

Our goal is to instill a “pay for performance” culture throughout our operations, with total compensation opportunities targeted near the 50th percentile of our peer group.

In 2014, a significant portion of targeted compensation for our named executive officers, consisting of the annual cash bonus and three-year equity awards, was variable—not fixed—compensation, rewarding the named executive officers for the achievement of outstanding and sustained Company performance, which builds shareholder value. We believe this compensation structure offers high potential rewards for superior performance, and significantly lower compensation for results below target.

Competitive Total Compensation Package

Our executive officers are highly experienced, with average industry experience of over 20 years, and have been successful in diversifying our businesses, improving operating results and sustaining long-term adjusted EPS growth. Because of management’s level of experience and successful track record, as well as the value of maintaining continuity in senior executive positions, we view retention of key executives as critical to the ongoing success of our operations. Consequently, we:

•	target total compensation packages near the 50th percentile of our peer group of companies to help retain key executives and remain competitive in attracting new employees; and
•	establish vesting periods for our time-based equity-based awards, to provide additional retention incentives.

Our executive compensation program also includes features to address other compensation-related issues such as retirement concerns of employees, which we believe have played an important role in our executive compensation structure.

Alignment with Shareholder Interests

A significant portion of our compensation program consists of equity grants that align our officers’ interests with those of shareholders by tying a significant portion of the officers’ personal wealth to the performance of our common stock.

Our incentive compensation program focuses on a combination of short- and long-term profitability metrics and other metrics which motivate the achievement of significant corporate project goals. Specifically, in the short-term incentive plan, we use two profitability metrics, with a combined weighing at 60% of the total annual bonus opportunity, and two project metrics, with a combined weighting at 40% of the total bonus opportunity.

Profitability Metrics

Adjusted EPS (30% weighting), aligned with overall performance

Adjusted Operating Profit (30% weighting), aligned with underlying operational performance

Project Metrics

Company-Wide Three-Year Global Cost Savings (20% weighting), supporting our 2013 restructuring

Net Working Capital as a Percentage of Sales (20% weighting), supporting our net working capital initiative

During fiscal 2014, the long-term incentive plan performance restricted stock equivalents, approved in November 2011, vested based on compound annual growth in adjusted EPS over the three year performance period, which aligned with shareholder interests in adjusted EPS growth and stock price appreciation during the performance period.

Implementation of the Compensation Program

Our Board of Directors has delegated authority to the NECC to approve all compensation and benefits for our executive officers. The committee sets executive salaries and bonuses, reviews executive benefit programs, including change in control severance agreements, and grants cash bonus awards to our executive officers under our cash bonus program, as well as equity awards to executives under our Amended and Restated 2009 Incentive Stock Plan.

To assist the NECC in evaluating our executive and director compensation programs on a competitive market basis, the committee has directly retained an outside consultant, Meridian Compensation Partners LLC, which is asked to:

•	provide comparative market data for our peer group (and other companies, as needed) with respect to the compensation of the named executive officers and the directors;
•	analyze our compensation and benefit programs relative to our peer group; and
•	advise the committee on trends in compensation and governance practices and on management proposals with respect to executive compensation.

The NECC has reviewed the independence of Meridian and has determined that Meridian has no conflicts of interest. In particular:

•	Meridian does not provide any other services to the Company.
•	The committee has sole authority to retain or replace Meridian in its role as its consultant.
•	The committee regularly reviews the performance and independence of Meridian, as well as fees paid.
•

Management has retained a separate consultant, Towers Watson, which advises management (but not the committee) on market trends in executive compensation, provides ad hoc analysis and recommendations, and reviews and comments on compensation proposals.

We believe that having separate consultants promotes Meridian’s independence.

A representative of Meridian attends committee meetings as requested to serve as a resource on executive and director compensation matters. In order to encourage independent review and discussion of executive compensation matters, the committee meets with Meridian in executive session.

Meridian, with input from the committee, has developed a customized peer group of 24 companies based on a variety of criteria, including consumer products businesses, businesses with a strong brand focus, competitors for executive talent, and similarly-sized businesses in terms of revenues and market capitalization.

Meridian uses data provided by that peer group to determine a market comparison for our executive compensation program. Total compensation opportunities are targeted at the 50th percentile of the peer group. The market comparison is made for each key component of compensation, including base pay, target annual bonus, target total cash compensation and grant-date value of long-term incentives. Meridian also analyzes the aggregate equity utilization as compared to the peer group. In addition, Meridian reviews the terms of our change-in-control program for our executives for consistency with market practices.

The peer group utilized by Meridian, and approved by the NECC, for its review of fiscal 2014 executive compensation consists of the following companies. The industries in which the companies are engaged are noted: (1) household products; (2) personal care; (3) food and beverage; and (4) apparel.

Avery Dennison(1)	Del Monte Foods Company(3)	Hasbro(1)	NuSkin Enterprises(2)
Avon Products(2)	Elizabeth Arden(2)	The Hershey Company(3)	Revlon(2)
Brown-Forman(3)	Estee Lauder Companies, Inc.(2)	Masco Corporation(1)	S.C. Johnson & Son(1)
Church & Dwight(1)(2)	Fortune Brands Home & Security, Inc.(1)	Mattel, Inc.(1)	The Scott’s Miracle-Gro Company(1)
The Clorox Company(1)	Hallmark Cards(1)	Mead Johnson Nutrition Co.(3)	The Sherwin-Williams Company(1)
Colgate-Palmolive Company(2)	Hanesbrands(4)	Newell Rubbermaid(1)	Tupperware Brands Company(1)

The following table provides an overview of how we compared to our peer group companies based on revenue:

(in millions of dollars)	Revenue
75th Percentile	6,808
50th Percentile	4,307
25th Percentile	2,898

Energizer Holdings, Inc.	4,600

Results of 2014 Advisory Vote to Approve Executive Compensation

At our 2014 Annual Meeting of Shareholders on January 27, 2014, we submitted a proposal to our shareholders for an advisory vote on our fiscal year 2013 compensation awarded to our named executive officers. Our shareholders approved the proposal with approximately 93.7% of the votes cast in favor of the proposal. We believe that the outcome of our say-on-pay vote signals our shareholders’ support of the NECC’s approach to executive compensation, specifically our efforts to attract, retain, and motivate our named executive officers.

We were pleased with our shareholders’ support of our fiscal 2013 compensation program, and the committee continues to review our executive compensation practices to further align our compensation practices with our pay-for-performance philosophy and shareholder interests. We value the opinions of our shareholders and will continue to consider the outcome of future say-on-pay votes, as well as feedback received throughout the year, when making compensation decisions for our named executive officers.

Elements of Compensation

Base Pay

We benchmark base pay against our peer group annually as a guide to setting compensation for key positions, including the named executive officers, in the context of prevailing market practices. Our management and the committee believe an important benchmark for base salaries is the 50th percentile for the peer group, but also that it is important to consider the interplay of all of the benchmarked components of total compensation as well as the individual’s performance.

At the beginning of each fiscal year the committee establishes the salaries of the executive officers (other than the chief executive officer) based on recommendations of the chief executive officer. These recommendations are based on an assessment of the individual’s responsibilities, experience, and individual performance. Where the recommendations of the chief executive officer and the compensation consultant for the salaries of executives remain within the targeted range relative to the peer group, and the NECC concurs with the assessment of performance, the NECC has historically approved the recommendations made by the chief executive officer.

The salary of the chief executive officer is set by the NECC, taking into account the recommendation of the committee’s compensation consultant. In connection with that review, Meridian, without input from management, provides the NECC with a range of possible salary and long-term incentive award levels. The NECC uses this information, along with its analysis of the performance and contributions of the chief executive officer against performance goals, to determine an appropriate salary.

The NECC evaluated the base salaries of the named executive officers at its November 2013 meeting and set the base salaries of the named executive officers for fiscal 2014 as follows: Mr. Klein—$1,100,000; Mr. Sescleifer—$550,000; Mr. Hatfield—$550,000; Mr. Hoskins—$460,000 and Mr. LaVigne—$440,000.

Incentive Programs

The NECC has annually approved a two-tier incentive compensation structure for our key executives, consisting of an annual performance program, paid in cash, and a three-year performance program, paid in restricted stock equivalents. Consistent with the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”), awards to officers under our annual performance program are made under the terms of our shareholder-approved executive officer bonus plan, and the three-year performance awards are granted under the terms of our Amended and Restated 2009 Incentive Stock Plan.

Annual Cash Bonus Program

Annual cash bonuses to our named executive officers are based on a percentage of the executive’s annual salary, and adjusted based on performance on metrics determined by the NECC. The 2014 annual bonus program was designed to measure performance against four metrics:

•	Adjusted EPS (30% of the named executive officer’s bonus target)
•	Adjusted Operating Profit (30% of the named executive officer’s bonus target)
•	Company-wide Three-Year Global Cost Savings (20% of the named executive officer’s bonus target)
•	Adjusted NWC (20% of the named executive officer’s bonus target)

The performance goals for each metric were set by the NECC at the beginning of the fiscal year. The committee assigned individual “bonus targets” to each of the officers, based upon individual performance and prevailing market practice information provided by the committee’s consultant. For fiscal 2014, the following “bonus targets,” defined as a percentage of the individual’s base pay, were assigned to the named executive officers:

•	Mr. Klein - 115%
•	Mr. Sescleifer - 80%
•	Mr. Hatfield - 80%
•	Mr. Hoskins - 80%
•	Mr. LaVigne - 65%

Under the annual cash bonus program, our named executive officers receive overall bonus payouts, if any, under the company performance metrics described below, and there is no individual performance component of the payout. Due to changes in the compensation of the named executives for the period covered by the Cost Savings pool (one of the performance metrics), however, the calculation of the overall bonus payouts differed slightly for each named executive. For fiscal 2014, the following combined weighted payout ratio for each of the executives was:

•	Mr. Klein - 171%
•	Mr. Sescleifer - 167%
•	Mr. Hatfield - 167%
•	Mr. Hoskins - 167%
•	Mr. LaVigne - 156%

These payouts are based on outcomes under the following performance metrics.

Adjusted EPS

Adjusted EPS means diluted earnings per share, determined in accordance with U.S. generally accepted accounting principles (“GAAP”), subject to adjustment for certain limited matters, including the effects of acquisitions, divestitures, extraordinary dividends, stock splits or stock dividends, recapitalizations, extraordinary transactions such as mergers or spin-offs, reorganizations, unusual or non-recurring non-cash accounting impacts and costs associated with restructurings.

The threshold, target and stretch achievement levels, and the percent payout at each level, are as follows:

FY14 Annual Bonus (30% of Bonus Target)	Threshold 35% Payout	Target 100% Payout	Stretch 200% Payout
Adjusted EPS	$6.90	$7.30	$7.70

Bonuses indicated increase proportionately in 1/10th of 1% increments for final results between the goals indicated with maximum bonus at stretch. No bonuses tied to the Company performance are paid for results below the Threshold goal.

The NECC, in consultation with management, considered whether to adjust for the negative financial impact (or whether to exercise its negative discretion to disregard the impact) of the following events when determining the achievement of targets: (i) costs associated with restructuring operations, (ii) costs associated with our efforts to effect our previously announced spin-off of our household products business, and (iii) various integration and transaction costs. The NECC reviewed the adjustments and, through the use of its negative discretion, reduced the adjusted EPS we reported of $7.32 to $7.26, which reduced the amount of the awards payable under the annual bonus plan to 93.5% of target.

Adjusted Operating Profit

Adjusted Operating Profit means net earnings plus taxes and interest expense, subject to adjustment for certain limited matters, including the effects of acquisitions, divestitures, extraordinary dividends, stock splits or stock dividends, recapitalizations, extraordinary transactions such as mergers or spin-offs, reorganizations, unusual or non-recurring non-cash accounting impacts and costs associated with restructuring.

The threshold, target and stretch achievement levels, and the percent payout at each level, are as follows:

(30% of Bonus Target)	Threshold 35% Payout	Target 100% Payout	Stretch 200% Payout
Adjusted Operating Profit	748.2M	$783.5M	819.5M

Bonuses indicated increase proportionately in 1/10th of 1% increments for final results between the goals indicated with maximum bonus at stretch. No bonuses tied to the Company performance are paid for results below the Threshold goal.

The NECC, in consultation with management, considered whether to adjust for the negative financial impact (or whether to exercise its negative discretion to disregard the impact) of the following events when determining the achievement of targets: (i) costs associated with restructuring operations, (ii) costs associated with our efforts to effect our previously announced spin-off of our household products business, and (iii) various integration and transaction costs. The NECC reviewed the adjustments and, through the use of its negative discretion, reduced the amount of the awards and amounts payable under the annual bonus plan from $764.1 to $753.6 resulting in a payout of 44.9% of target.

Company-wide Three-Year Global Cost Savings

Our Company-wide Three-Year Global Cost Savings bonus metric was adopted by the NECC in support of Energizer’s multi-year restructuring program, under which we expected to realize gross annualized pre-tax cost savings of approximately $200 million by fiscal 2015.

Because the restructuring program encompasses a three-year period, the cost savings bonus metric is a pool comprised of 20% of each named executive officer’s total bonus for the three years of the restructuring program. For fiscal 2014, no bonus payment would have been made unless cost savings generated by the restructuring program exceeded $45 million. To the extent cost savings exceeded $45 million; the cost savings generated by the restructuring program would be divided by $200 million, and then multiplied by 100 to give the percentage payout of the three-year pool. In order to encourage performance beyond the initial program targets, if cost savings generated by the program was greater than $200 million but less than $250 million, the portion of the individual’s bonus target attributable to cost savings will be equal to the stretch payout factor (cost savings minus $200 million, divided by $50 million), multiplied by 20% of the individual’s annual bonus target multiplied by 3 (the number of years in the pool), in addition to the amount above. Payout under this program was approved at stretch. In fiscal 2014, the restructuring program generated cost savings of $255 million. Accordingly, the 20% portion of the annual bonus program attributable to Cost Savings paid out 148.4% of the three year pool target, which comprised the remainder of the pool following the initial payout of the pool in fiscal 2013.

Adjusted NWC

Our Adjusted NWC metric was adopted by the NECC in support of Energizer’s working capital management initiative, under which we are committed to improving working capital as a percent of sales in excess of 400 basis points, over the fiscal 2011 baseline metric of 22.9% which we estimate would result in a reduction of more than $200 million of working capital.

“Adjusted NWC” means Average Net Working Capital divided by net sales for the performance period, as adjusted for the effect of restructuring events such as plant closings, sales of facilities or operations and business restructurings; and expressed as a percentage.

“Average Net Working Capital” means, as of the end of the performance period, the average of the last four quarter end balances for each of (i) receivables, as reported, less the portion of accrued liabilities representing trade allowance, plus (ii) Inventories, as reported, minus (iii) accounts payable.

The threshold, target and stretch achievement levels, and the percent payout at each level, are as follows:

FY14 Annual Bonus Proposed Metric (20% of Bonus Target)	Threshold 35% Payout	Target 100% Payout	Stretch 200% Payout
Adjusted NWC	17.5%	16.5%	15.0%

The NECC, in consultation with management, considered whether to adjust for the negative financial impact (or whether to exercise its negative discretion to disregard the impact) of the effect of restructuring events when determining the achievement of targets. The NECC reviewed the adjustments and determined that the 15% adjusted NWC as reported should not be reduced and the payout under the Adjusted NWC metric was 200% of target.

Equity Awards

Our Amended and Restated 2009 Incentive Stock Plan authorizes the NECC to grant various types of equity awards. Since 2005, the NECC has granted to key executives primarily restricted stock equivalent awards, with achievement of Company performance targets over three years as a condition to vesting of the majority of the award, and continued employment with the Company over the same period as a condition to vesting of the remainder of the award. See “Executive Compensation—Potential Payments Upon Termination of Change in Control.” In November 2013, the NECC continued this practice, awarding three-year incentive awards with a performance based component constituting 75% of the restricted stock equivalents available to be awarded at target and a time-vesting component constituting 25% at target of the award.

Timing and Procedures for Grants

Other than in exceptional cases, such as promotions or new hires, long-term incentive awards are generally granted in the first quarter of the fiscal year (October through December), at the time when salary levels and bonus programs for the new fiscal year are determined. The NECC and management have agreed that it is also an appropriate time to review and consider additional awards as part of the total compensation packages.

The size of equity awards for the executive officers granted in November 2013 was based in part upon benchmarked data from our peer group provided by Meridian valued on the date of grant. The size of awards also reflects other factors, such as officers’ individual performance, current dilution rates, and the market run-rate for equity grants among the peer group. The number of restricted stock equivalents awarded, as well as the mix between time-based and performance-based awards, are based on the amounts targeted to be delivered after three years, and the corresponding grant date value of the restricted stock equivalents. The restricted stock equivalent awards are stock-settled at the end of the three-year period, when they convert into unrestricted shares of our common stock if and to the extent that the vesting requirements are met. Performance shares are earned based on performance over the 3-year performance cycle against pre-established goals. In addition to the earned award fluctuating with performance against these goals, the value of the shares also may fluctuate based on performance of the Company’s common stock over time. This combination of financial performance and stock price performance enhances the alignment with shareholders.

The chief executive officer recommends to the committee the number of shares or share units to be awarded for each named executive officer (other than the chief executive officer). With respect to awards to the chief executive officer, Meridian, without input from the chief executive officer or other members of management, provides a range of potential awards to the NECC. However, the NECC considers alternatives outside the range and determines the award considering the competitive posture, performance of the Company, returns to shareholders and experience and effectiveness of the chief executive officer’s leadership, as well as the input from Meridian.

Performance Awards Vesting in 2014

In fiscal 2014, the three-year vesting period for performance awards granted in November 2011 ended. The committee exercised its discretion to adjust the fiscal 2014 adjusted EPS result down from a reported amount of $7.32 to $7.26 per share, representing a compound adjusted EPS growth for that period of 8.3%. This resulted in vesting of 126% of the awards granted at target.

Grants During Fiscal 2014

The NECC approved the grant of two types of restricted stock equivalent awards to the named executive officers in fiscal 2014, time-based awards, which vest three years from the date of grant and can increase in value if Energizer’s stock price rises, and performance-based awards. The performance-based awards granted in 2014 measure performance against two metrics:

•	adjusted ROIC, to support the Company’s focus on cash flow, including improved working capital performance, and to emphasize the importance of capital allocation decisions; and
•	cumulative adjusted EBITDA, to reward growth in core operating earnings.

Once the initial award amount is determined, the performance equivalent awards will then be subject to adjustment based on a third metric, the Company’s relative total shareholder return during the three-year performance period based on a relevant group of industrial and consumer goods companies.

The number of units granted to each named executive officer is shown in the “Grants of Plan-Based Awards” table.

Other Equity Awards

The NECC has, from time to time, and most recently in 2009, granted non-qualified stock options as well as restricted stock equivalent awards which vest over time. No such grants were made to named executive officers in fiscal 2014.

Supplemental Retirement Plans

In fiscal 2014, our named executive officers were covered, like other employees, by our defined benefit pension plan. As a qualified plan, it is subject to maximum pay and benefit limits under the tax rules. The pension restoration plan (the executive supplemental retirement plan) provides a supplement to an executive’s pension benefit equal to the amount that the executive would have received but for the tax limitations. Details of pension benefits under the pension restoration plan are set forth in the “Pension Benefits Table,” including the accompanying narrative.

Our named executive officers were also covered by our qualified defined contribution 401(k) plan, and entitled to a Company match on a portion of their deferrals to the plan. The amounts which may be deferred on a tax preferred basis into the qualified plan, as well as the amount of the matching contributions, are also subject to IRS limitations. We have also established supplemental plans to compensate executives for these limits. The excess 401(k) plan permits executives to defer any excess contributions and matching payments not permitted into the qualified 401(k) plan. According to market data provided by Meridian, these types of benefits are generally offered by our peer group described above, often with enhanced benefit formulas (which we do not provide).

Details of the excess 401(k) plan, including the contributions, earnings, and year-end balances, are set forth in the “Non-qualified Deferred Compensation Table.”

Effective January 1, 2014, the pension benefit earned to date by active participants under the legacy Energizer U.S. pension plan was frozen and future retirement service benefits are no longer accrued. The elimination of the U.S. pension benefit was partially offset by an increase in the Company match to contributions made by participants into our defined contribution and excess contribution 401(k) plans. When the pension plan was frozen, the pension restoration plan for executives was similarly frozen. Account balances in the pension plans are credited with interest based on the 30 year treasury rate measured in August of each year for the next plan year.

Severance and Other Benefits Following a Change of Control

Unlike many other public companies, we have not offered employment agreements to our executives. However, we have ongoing change of control agreements with each of our executive officers, as discussed under “Potential Payments upon Termination or Change of Control.”

The change of control agreements are designed to provide executives with increased security in the event of a change of control, and allow them to weigh alternative future courses for the Company focused on the interests of shareholders. The NECC annually reviews the cost and the terms of the agreements in light of advice provided by Meridian, based upon surveys of Fortune 500 companies as well as our peer group, and its own internal data and expertise. We believe that the retention value provided by the agreements, and the benefit to us when the executive is provided the opportunity to focus on the interests of shareholders and not the executive’s own personal financial interests, outweighs the potential cost given that:

•	such protections are common among companies of our size, and allow us to offer a competitive compensation package;
•	Meridian has advised that the aggregate projected cost of the agreements is at the lower end of prevailing practice;

•	such costs will only be triggered if the new controlling entity involuntarily terminates the protected executives, or the executives are able to resign for good reason, during the protected period;
•	the agreements include non-compete and non-solicitation covenants binding on the executives, which can provide significant benefit to the new controlling entity; and
•	the individuals with the agreements are carefully selected by the Board of Directors, and we believe they are critical to the process of evaluating or negotiating a potential change of control transaction or in the operation of our business during the negotiations or integration process, so that their retention would be critical to the success of any such transaction.

The NECC has, from time to time in the last several years, initiated further limitations on the benefits provided. In November 2011, the Board of Directors, upon the recommendation of the committee, adopted a policy pursuant to which we will not include tax gross-up payments relating to severance payments, and instead adopt the “best-of-net” approach for change in control employment agreements entered into with executive officers after that date. Of the named executive officers, Mr. Klein, Mr. Sescleifer, Mr. Hatfield and Mr. LaVigne have agreements including the prior tax gross-up treatment, and Mr. Hoskins has an agreement providing the “best-of-net” treatment.

A description of the projected cost, if a change of control were to have occurred on the last day of fiscal 2014 and all of the named executive officers were terminated on that date, is provided under “Potential Payments upon Termination or Change of Control.”

Strategic Transaction Incentive Agreements.

In connection with the previously announced plan to spin-off household products and thereby create two independent, publicly traded companies, the NECC approved Strategic Transaction Incentive Agreements for each of Mr. LaVigne and Mr. Sescleifer due to the leadership role each individual will have in the execution of the spin-off of our household products business. The agreements provide that upon the completion of the spin-off, Mr. LaVigne and Mr. Sescleifer will be entitled to receive a special cash bonus equal to $660,000 and $550,000, respectively; provided, that each of them completes performance objectives related to leadership of the execution of the spin-off.

The agreements contain non-compete provisions that prohibit Mr. LaVigne and Mr. Sescleifer from competing against the Company for one year after termination. The agreements also contain non-solicitation, non-interference and confidentiality obligations. The agreements also provide that if the Company is subject to a change of control or if the recipient is terminated without cause prior to the completion of the spin-off, the recipient will be entitled to receive a pro-rated portion of the payment.

Perquisites

We offer a limited number of perquisites for our executive officers. Our Board of Directors has authorized the personal use of our Company-owned aircraft for up to 40 flight hours per year by the chief executive officer, but does not permit reimbursement of taxes associated with the chief executive officer’s personal use of the aircraft. In fiscal 2014, the value of this perquisite to Mr. Klein was $141,675. The Board has also authorized individuals to bring family members and guests along on business flights. The remaining perquisites or executive benefits consist of the executive financial planning program, executive long-term disability plan, and executive excess liability plan. In addition, Mr. Hatfield is reimbursed for commuting expenses as a result of his assignment to our office in Connecticut, but he is not reimbursed for taxes associated with that reimbursement. We regularly review the benefits provided to our executives and make appropriate modifications based on peer group analysis and the committee’s evaluation of the retentive value of these benefits.

Stock Ownership Requirements

Our stock ownership guidelines provide that the chief executive officer must maintain ownership of our common stock with a value of at least five times his base salary, and other executive officers must maintain common stock ownership with a value of at least three times their base salaries. New executive officers are given a period of five years to attain full compliance with the guidelines.

For purposes of this determination, stock ownership includes shares of our common stock which are owned directly or by family members residing with the executive or by family trusts, as well as vested options, vested and deferred restricted stock equivalents, unvested restricted stock equivalents (other than equivalents subject to achievement of performance targets), and common stock or stock equivalents credited to an officer under our defined contribution 401(k) plan, our excess 401(k) plan, or our deferred compensation plan. As of September 30, 2014, each of our named executive officers was in compliance with the guidelines.

Trading in Energizer Stock

Under our insider trading policy, directors, officers and employees or their designees are prohibited from engaging in speculative trading or hedging transactions in Energizer securities, including prohibitions on:

•	Investing or trading in market-traded options on Energizer securities—i.e., puts and calls; or
•

Purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to profit from, hedge or offset any change in the market value of equity securities (1) granted to the director, officer or employee by Energizer as part of the compensation of the employee or member of the Board of Directors; or (2) held, directly or indirectly, by the director, officer or employee; or

•	Engaging in “short-sales” of Energizer securities—i.e., selling Energizer stock not owned at the time of the sale; or
•	Speculating on relatively short-term price movements of Energizer securities—i.e., engage in a purchase and sale of Energizer stock within a short period of time.

The policy also prohibits the transfer of funds into or out of Energizer stock equivalent funds in Energizer’s benefit plans while in possession or aware of material non-public information; or engaging in any other transaction involving Energizer securities that suggests the misuse of information that is unavailable to the general public.

Deductibility of Certain Executive Compensation

U.S. tax laws set a limit on deductible compensation of $1,000,000 per year per person for the chief executive officer and the next three highest paid officers (other than the chief financial officer). Performance-based awards, which meet certain requirements, are excluded when determining whether such an executive has received compensation in excess of this limit. The applicable plan provisions give the NECC authority to require the deferral of certain bonus and salary payments to such officers in order to preserve the deductibility of those payments. By making payments under the annual cash bonus program and annual restricted stock equivalent grants contingent upon achievement of shareholder-approved performance goals, such payments may be deductible under the U.S. tax laws. We believe a significant portion of the compensation paid to the named executive officers may remain deductible as performance-based awards under shareholder-approved plans in the future. However, the NECC reserves the flexibility to approve compensation arrangements that are not fully tax deductible where the NECC considers such arrangements to be appropriate and in the best interests of the Company.

The committee intends to continue to review and monitor its policy with respect to the deductibility of compensation.

COMPENSATION POLICIES AND PRACTICES AS THEY RELATE TO RISK MANAGEMENT

As stated above under “Corporate Governance, Risk Oversight and Director Independence—Risk Oversight and Risk Management—Compensation Policies and Practices Risk,” as part of its responsibilities, the Nominating and Executive Compensation Committee annually reviews the Company’s compensation policies and practices for all employees, including executive officers, to determine whether, in its judgment, our compensation programs encourage risk-taking likely to have a material adverse effect on the Company. In particular, there are several design features of those programs that the committee believes reduces the likelihood of excessive risk-taking:

•	the executive compensation program design provides a balanced mix of cash and equity, annual and longer-term incentives;
•	for the executive compensation program, maximum payout levels for bonuses and performance awards are capped;
•	the Company does not grant stock options on a regular basis; and
•	executive officers are subject to share ownership and retention guidelines.

The committee determined that, for all employees, the Company’s compensation programs do not encourage excessive risk and instead encourage behavior that supports sustainable value creation.

NOMINATING AND EXECUTIVE COMPENSATION COMMITTEE REPORT

The Nominating and Executive Compensation Committee of the Company’s Board of Directors consists entirely of non-employee directors that are independent under the NYSE listing standards. The Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis with management. Based on these reviews and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014.

John C. Hunter—Chairman Daniel J. Heinrich John R. Roberts	Bill G. Armstrong James C. Johnson

No portion of this Nominating and Executive Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act, the Exchange Act, or through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing compensation plans as of September 30, 2014:

Plan Category	(1) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	(2) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(3) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (1), and as Noted Below)
Equity compensation plans approved by security holders	1,725,602	$65.14	6,219,613
Equity compensation plans not approved by security holders	None	N/A	None
Total	1,725,602	$65.14	6,219,613

(1)	The number of securities to be issued upon exercise of outstanding options, warrants and rights shown above, as of September 30, 2014, includes 1,657,582 restricted stock equivalents which have been granted under the terms of the Energizer Holdings, Inc. 2000 Incentive Stock Plan (pursuant to which no further equity awards may be made) and the Energizer Holdings, Inc. Amended and Restated 2009 Incentive Stock Plan. Since September 30, 2014, 447,087 of the outstanding equivalents granted under either plan have vested and converted into outstanding shares of our common stock, and 94,103 of the outstanding equivalents as of that date, granted under either plan, have subsequently been forfeited and will not convert into outstanding shares of our common stock. An additional 259,619 restricted stock equivalents have been granted. 955,345 of the aggregate outstanding equivalents under both plans either (i) vest over varying periods of time following grant, and at that time, convert, on a one-for-one basis, into shares of common stock, or (ii) have already vested but conversion into shares of our common stock has been deferred, at the election of the recipient, until retirement or termination of employment. An additional 420,666 equivalents granted in fiscal 2014 and fiscal 2013 will vest only upon achievement of three-year performance measures.

Since September 30, 2014, no additional options granted under either plan have been exercised.

Includes 1,671 restricted stock equivalents granted to individuals that are vested but will not be released until the recipients meet the required six month delay.

(2)	The weighted average exercise price does not take into account securities which will be issued upon conversion of outstanding restricted stock equivalents.
(3)	This number only reflects securities available under the Second Amended and Restated 2009 Incentive Stock Plan. Under the terms of that plan, any awards other than options, phantom stock options or stock appreciation rights are to be counted against the reserve available for issuance in a 1.95 to 1 ratio.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards	Non-Equity Incentive Plan Comp. (1)(3)	Change in Pension Value and Nonqual’d Deferred Comp. Earnings (4)	All Other Compensation (5)	Total ($)
Ward M. Klein	2014	$1,100,000	$0	$4,565,157	$0	$2,157,584	$1,473,804	$333,893	$9,630,438
Chief Executive Officer	2013	$1,100,000	$0	$4,150,822	$0	$1,839,943	$0	$387,537	$7,478,302
	2012	$1,091,667	$0	$4,000,049	$0	$1,676,125	$2,563,614	$282,197	$9,613,652

Daniel J. Sescleifer	2014	$547,909	$0	$1,245,052	$0	$732,652	$104,429	$82,982	$2,713,024
Executive Vice President	2013	$525,002	$0	$1,037,726	$0	$610,892	$93,464	$86,973	$2,354,057
& Chief Financial Officer	2012	$523,752	$0	$971,014	$0	$556,502	$77,188	$50,412	$2,178,868

David P. Hatfield	2014	$547,897	$0	$881,949	$0	$732,666	$156,892	$91,120	$2,410,524
President & CEO,	2013	$525,036	$0	$830,231	$0	$610,932	$153,189	$90,444	$2,209,832
Energizer Personal Care	2012	$523,787	$0	$986,318	$0	$556,538	$144,681	$59,273	$2,270,597

Alan R. Hoskins	2014	$458,350	$0	$830,001	$0	$613,425	$155,681	$65,710	$2,123,167
President & CEO, Energizer	2013	$435,832	$0	$933,581	$0	$511,982	$133,291	$1,323,927	$3,338,613
Household Products	2012	$367,076	$0	$450,064	$0	$413,400	$119,167	$692,171	$2,041,878

Mark S. LaVigne	2014	$436,665	$0	$778,159	$0	$446,858	$32,540	$56,881	$1,751,103
Vice President, General Counsel & Secretary

(1)	All awards under our annual cash bonus program are based upon achievement of Company performance measures established at the beginning of a performance period. Consequently, the value of all bonuses earned during the fiscal year have been included in the Non-Equity Incentive Plan Compensation column of this table. See footnote (3) below.

(2)	The amounts listed for fiscal 2014 include performance-based compensation as well as compensation that vests over time (including the Company match under the deferred compensation plan), assuming that the officer remains employed with the Company. The value of the performance-based compensation reflects the most probable outcome award value at the date of its grant in accordance with FASB ASC Section 718. The Company records estimated expense for the performance-based grants based on target achievement for the three-year period unless evidence exists that a different outcome is likely to occur. The maximum award value, if paid, for the performance-based awards granted in fiscal 2014, would be: W. Klein—$6,930,320; D. Sescleifer—$1,890,087; D. Hatfield—$1,338,972; A. Hoskins—$1,260,058; and M. LaVigne—$1,181,358.

(3)	The amounts reported in this column reflect bonuses earned by the named executive officers during the fiscal year under our annual cash bonus program, which is described in our Compensation Discussion and Analysis.

(4)	The amounts reported in this column consist of:

(i)	aggregate changes in the actuarial present value of accumulated benefits under our retirement plan and the supplemental executive retirement plan, our pension restoration plan, which are our defined benefit pension plans described in the narrative to the Pension Benefits Table. For the final average earnings formula benefit under the retirement plan, this amount reflects the difference in the calculated present value of the benefit during fiscal 2014. (To the extent that payments under the qualified retirement plan exceed limitations imposed by the IRS, the excess will be paid under the terms of the non-qualified supplemental executive retirement plan.)

•	Mr. Klein, $1,473,804

•	Mr. Sescleifer, $104,429

•	Mr. Hatfield, $156,892

•	Mr. Hoskins, $155,681

•	Mr. LaVigne, $32,540

(5)	The amounts reported in this column with respect to fiscal 2014 consist of the following:

(i)	Company matching contributions or accruals in our savings investment plan and executive savings investment plan:

•	Mr. Klein, $55,000

•	Mr. Sescleifer, $50,989

•	Mr. Hatfield, $52,764

•	Mr. Hoskins, $44,350

•	Mr. LaVigne, $33,473

These amounts include benefits which were accrued by the named executive officers in our executive savings investment plan in lieu of the pension plus match account in our retirement plan (as described in the narrative to the “Pension Benefits Table”) due to certain limits imposed by the IRC on accruals in our retirement plan.

(ii)	the group life insurance plan—term life insurance premiums paid by us for the first $40,000 of coverage for each of the named executive officers: $62.

(iii)	the incremental cost to the Company of the following perquisites provided to the named executive officers:

Personal use of Company aircraft.    In 2014, Mr. Klein was authorized to use Company-owned aircraft for up to 40 hours of personal travel per year and for travel to meetings of other boards on which he may serve, and to permit, in limited situations, the personal use of the aircraft by officers and employees. See “The Board of Directors and Energizer’s Corporate Governance—Director Compensation” for a description of the calculation of the incremental cost of these flights.

In fiscal 2014, the incremental cost to the Company of Mr. Klein’s personal use of our aircraft, on a variable cost basis, was $103,037, reflecting the assessed charge per flight hour for such use, and the approximate amount of disallowed federal tax deductions associated with such use was $38,638.

Executive Financial Planning Program.    We reimburse the executives for 80% of the cost of personal financial advisory services, up to certain annual maximums. During fiscal 2014, the following reimbursement payments were made:

•	Mr. Klein, $6,000

•	Mr. Sescleifer, $1,200

•	Mr. Hoskins, $6,000

•	Mr. LaVigne, $4,800

Executive Excess Liability Plan.    We pay the annual premium for a group policy providing each executive with personal excess liability coverage in excess of his or her primary personal liability insurance, the cost of which is borne by each executive. During fiscal 2014, we paid $1,202 in premiums for Mr. Klein, and $676 for each of the other named executive officers.

Transportation and Living Expenses.     Mr. Hatfield serves as president and chief executive officer of our Energizer Personal Care division, the offices of which are located in Shelton, CT. Because his home and family are in St. Louis, MO, he regularly commutes to Connecticut, and his commuting expenses, as well as meals and lodging in Connecticut, are reimbursed by us. For fiscal 2014, the amount reimbursed to him was $7,563.

The amounts listed in the All Other Compensation column for Mr. Hoskins do not include the amounts he repaid and/or were refunded to the Company for prior year tax equalization associated with his international assignment. The total amount repaid by Mr. Hoskins to the company was $283,835.

The above list of perquisites does not include any contributions made by our charitable trust which may have been made at the request of any of the named executive officers. The trustees of that trust, who are employees of the Company, review requests for contributions to charitable organizations from employees, officers, and the community at large, and, in their sole discretion, authorize contributions in accordance with the purposes of the trust. Officers are also eligible to participate in the charitable trust matching gift program, which is generally available to U.S. employees. Under this program, the foundation matches 100% of charitable donations of a minimum of $25 made to eligible charities, up to a maximum of $5,000 per year for each individual.

Dividend Equivalent Payments

Holders of restricted stock equivalents have the right to receive cash dividend equivalent payments on restricted stock equivalents but only if the underlying restricted stock equivalents vest. As the Company initiated a quarterly dividend in fiscal 2012, the amounts of such dividends are reflected in the closing price of Energizer Holdings, Inc. common stock on the NYSE and are included in the grant date fair value for the restricted stock equivalent grants made in fiscal 2013 and 2014; however, cash dividends were not reflected in grant date fair value of the restricted stock equivalents awarded to executive officers prior to fiscal 2013 as the Company historically did not declare regular cash dividends. Accordingly, cash dividend equivalent payments credited to executive officers in fiscal 2012, 2013 and 2014 on unvested restricted stock equivalents awarded prior to fiscal 2013 are included in “All Other Compensation.”

GRANTS OF PLAN-BASED AWARDS

Awards to the named executive officers, and to other key executives, were made in fiscal 2014 under two separate plans or programs:

•	potential cash awards under our annual cash bonus program, dependent upon achievement of Company performance measures established at the beginning of the fiscal year, as described in more detail in “Compensation Discussion and Analysis—Elements of Compensation—Incentive Programs—Annual Cash Bonus Program;”
•	three-year restricted stock equivalent awards under the terms of our Amended and Restated 2009 Incentive Stock Plan, which include a performance component and a time-vesting component, as described in more detail in “Compensation Discussion and Analysis—Elements of Compensation—Incentive Programs—Equity Awards;” and
•	Company-matching deferrals (payable in cash at retirement) under our deferred compensation plan, as described in more detail in the narrative to the “Non-qualified Deferred Compensation Table” below.

GRANTS OF PLAN-BASED AWARDS TABLE

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (#)
Name	Type of Award	Grant Date	Committee Action Date	Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock(#)	All Other Option Awards: Number of Shares Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4)
W.M. Klein	Bonus: Annl.Perf.(1)			$442,750	$1,265,000	$2,530,000
	Perf.Awd.	11/6/13(2)	11/4/13				12,998	32,494	64,988				$3,465,160
	Perf.Awd.: Time Vest	11/6/13(3)	11/4/13							10,831			$1,099,996
D.J. Sescleifer	Bonus: Annl.Perf.(1)			$154,000	$440,000	$880,000
	Perf.Awd.	11/6/13(2)	11/4/13				3,545	8,862	17,724				$945,044
	Perf.Awd.: Time Vest	11/6/13(3)	11/4/13							2,954			$300,008
D.P. Hatfield	Bonus: Annl.Perf. (1)			$154,000	$440,000	$880,000
	Perf.Awd.	11/6/13(2)	11/4/13				2,511	6,278	12,556				$669,486
	Perf.Awd.: Time Vest	11/6/13(3)	11/4/13							2,092			$212,464
A.R. Hoskins	Bonus: Annl.Perf. (1)			$128,800	$368,000	$736,000
	Perf.Awd.	11/6/13(2)	11/4/13				2,363	5,908	11,816				$630,029
	Perf.Awd.: Time Vest	11/6/13(3)	11/4/13							1,969			$199,972
M.S. LaVigne	Bonus: Annl.Perf. (1)			$100,100	$286,000	$572,000
	Perf.Awd.	11/6/13(2)	11/4/13				2,216	5,539	11,078				$590,679
	Perf.Awd.: Time Vest	11/6/13(3)	11/4/13							1,846			$187,480

(1)	These amounts represent the amounts which potentially could have been earned under the fiscal 2014 annual cash bonus program.

(2)	Vesting of these restricted stock equivalents (the performance-linked component), awarded under the three-year performance awards granted on November 6, 2013, is subject to achievement of adjusted return on investment of capital, cumulative adjusted earnings before taxes, depreciation and amortization and relative shareholder return goals over the three-year period commencing October 1, 2013, the beginning of our fiscal 2014. See “Compensation Discussion and Analysis—Elements of Compensation—Incentive Programs—Equity Awards.”
(3)	These restricted stock equivalents (the time-vesting component), awarded on November 6, 2013, will vest three years from the date of grant, if the officer remains employed with us at that time. The value of the amount calculated in accordance with accounting guidance is included in the “Stock Awards” column of the “Summary Compensation Table.”

(4)

These amounts represent the grant date fair value calculated in accordance with FASB ASC Section 718, excluding forfeiture assumptions. For the three-year performance awards, the value includes the grant date fair value of the awards computed in accordance with FASB ASC Section 718, applying the same valuation model and assumptions applied for financial reporting purposes, excluding any forfeiture assumptions. These amounts may not correspond to the actual value realized by the named executive officers.
For three-year time-vesting awards, the value includes 100% of such awards, with no reduction for potential forfeiture.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following types of equity awards have been granted to the named executive officers, and remain unvested, or, in the case of non-qualified stock options, unexercised, as of September 30, 2014.

•

Non-qualified stock options granting the right to acquire shares of our common stock at an exercise price equal to its closing price on the date of grant. These options became fully exercisable on the third anniversary of grant, and remain exercisable over the ten-year period following grant. Outstanding option awards are described under “Option Awards,” in the table below.

•

Restricted stock equivalents that vest in three years and at vesting convert into non-restricted shares of our common stock which will then be issued to the officer. However, if the officer elected to defer receipt of such shares, they will not convert at vesting and, instead, will be issued following the officer’s retirement or other termination of employment. Vesting of restricted stock equivalents will accelerate, however, upon the death, disability, or involuntary termination (other than for cause) of the officer, and upon a change of control of the Company. A portion will also vest upon voluntary retirement if the awards have been held for at least twelve months and the officer is age 55 with at least 10 years of service. Unvested restricted stock equivalent awards are included under “Stock Awards—Number of Shares or Units of Stock That Have Not Vested,” in the table below.

•

Restricted stock equivalents, the vesting of which is subject to the achievement of performance-linked and time-vesting conditions over a three year period, as described in “Compensation Discussion and Analysis—Elements of Compensation—Incentive Programs—Equity Awards.” Except as noted below, the performance awards granted in fiscal year 2012 vest based on achievement of compound growth targets for adjusted earnings per share and utilize a base adjusted earnings per share of $5.72. The maximum equivalents or units which would vest under the performance-linked component of these performance awards are included below under “Stock Awards—Equity Incentive Plan Awards,” and the number of equivalents or units that would vest under the time-vesting component is included under “Stock Awards—Number of Shares or Units of Stock That Have Not Vested,” in the table below. Fewer equivalents or units will vest for compound growth that is less than 12% but at least 5% over the applicable three-year period, and if growth for the period is below those thresholds, no performance-linked equivalents or units will vest.

The fiscal year 2013 and 2014 awards have similar terms but vest upon achievement of adjusted return on invested capital, cumulative adjusted earnings before interest, taxes, depreciation and amortization and relative total shareholder return goals. See “Compensation Discussion and Analysis—Elements of Compensation—Incentive Programs—Equity Awards.”

•

Until January 2013, voluntary deferrals of cash bonuses under our annual bonus program into the Energizer common stock unit fund of our deferred compensation plan received a Company matching deferral of 25%, provided that the voluntary deferrals are retained in that fund for at least a year. The Company matching deferrals are also credited to the Energizer common stock unit fund, and must remain in that fund until vested, which will occur three years from the date of initial crediting, if the officer remains employed with us at that time. Company matching deferrals will also vest upon an officer’s retirement, involuntary termination, disability or death, and upon a change of control of the Company. Unvested Company matching deferrals as of September 30, 2014 are included under “Stock Awards—Number of Shares or Units of Stock That Have Not Vested,” in the table below. Effective January 1, 2013, the option to defer salary and bonuses and receive the Company match was eliminated.

Non-qualified stock options, restricted stock equivalents, and performance awards were granted under the terms of the Energizer Holdings, Inc. Amended and Restated 2009 Incentive Stock Plan. Company matching contributions have been granted under the terms of our deferred compensation plan. Awards under our deferred compensation plan are payable exclusively in cash at retirement or other termination of employment.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
W. M. Klein	38,000	0	$65.63	10/11/19	59,804	(1)	$7,368,451	179,258	(6)	$22,086,378
D. J. Sescleifer	0	0	-	-	14,705	(2)	$1,811,803	45,142	(7)	$5,561,946
D. P. Hatfield	10,000	0	$65.63	10/11/19	13,576	(3)	$1,672,699	37,330	(8)	$4,599,429
A. R. Hoskins	0	0	-	-	9,463	(4)	$1,165,936	29,300	(9)	$3,610,053
M. S. LaVigne	0	0	-	-	10,260	(5)	$1,264,135	28,774	(10)	$3,545,245

(1)	Of this total for Mr. Klein,

•	26,306 restricted stock equivalents granted 11/7/11 vested in full on 11/7/14;

•	22,667 restricted stock equivalents granted 12/10/12 will vest on 11/5/15; and

•	10,831 restricted stock equivalents granted 11/6/13 will vest on 11/6/16.

(2)	Of this total for Mr. Sescleifer,

•	6,084 restricted stock equivalents granted 11/7/11 vested in full on 11/7/14;

•	5,667 restricted stock equivalents granted 12/10/12 will vest on 11/5/15; and

•	2,954 restricted stock equivalents granted 11/6/13 will vest on 11/6/16.

(3)	Of this total for Mr. Hatfield,

•	866 restricted stock equivalent units in the Energizer common stock fund of our deferred compensation plan granted as Company matching deferrals in 2011 vested on 11/30/14;

•	6,084 restricted stock equivalents granted 11/7/11 vested in full on 11/7/14;

•	4,534 restricted stock equivalents granted 12/10/12 will vest on 11/5/15; and

•	2,092 restricted stock equivalents granted 11/6/13 will vest on 11/6/16.
(4)	Of this total for Mr. Hoskins,

•	2,960 restricted stock equivalents granted 11/7/11 vested in full on 11/7/14;

•	4,534 restricted stock equivalents granted 12/10/12 will vest on 11/5/15; and

•	1,969 restricted stock equivalents granted 11/6/13 will vest on 11/6/16.

(5)	Of this total for Mr. LaVigne,

•	297 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2011 vested on 11/30/14;

•	532 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2012 will vest on 11/30/15;

•	3,618 restricted stock equivalents granted 11/7/11 vested in full on 11/7/14;

•	3,967 restricted stock equivalents granted 12/10/12 will vest on 11/5/15; and

•	1,846 restricted stock equivalents granted 11/6/13 will vest on 11/6/16.

(6)	Of this total for Mr. Klein,

•

61,382 restricted stock equivalent units represent the performance-linked component of our performance awards granted 11/7/11—of this amount, 38,670 restricted stock equivalents vested on 11/12/14, based on annual compound growth in adjusted EPS over the preceding three-year period;

•	52,888 restricted stock equivalents represent the performance-linked component of our performance awards granted 12/10/12; and

•	64,988 restricted stock equivalents represent the performance-linked component of our performance awards granted 11/6/13.

(7)	Of this total for Mr. Sescleifer,

•

14,196 restricted stock equivalent units represent the performance-linked component of our performance awards granted 11/7/11—of this amount, 8,943 restricted stock equivalents vested on 11/12/14, based on annual compound growth in adjusted EPS over the preceding three-year period;

•	13,222 restricted stock equivalents represent the performance-linked component of our performance awards granted 12/10/12; and

•	17,724 restricted stock equivalents represent the performance-linked component of our performance awards granted 11/6/13.

(8)	Of this total for Mr. Hatfield,

•

14,196 restricted stock equivalent units represent the performance-linked component of our performance awards granted 11/7/11—of this amount, 8,943 restricted stock equivalents vested on 11/12/14, based on annual compound growth in adjusted EPS over the preceding three-year period;

•	10,578 restricted stock equivalents represent the performance-linked component of our performance awards granted 12/10/12; and

•	12,556 restricted stock equivalents represent the performance-linked component of our performance awards granted 11/6/13.

(9)	Of this total for Mr. Hoskins,

•

6,906 restricted stock equivalent units represent the performance-linked component of our performance awards granted 11/7/11—of this amount, 4,350 restricted stock equivalents vested on 11/12/14, based on annual compound growth in adjusted EPS over the preceding three-year period;

•	10,578 restricted stock equivalents represent the performance-linked component of our performance awards granted 12/10/12; and

•	11,816 restricted stock equivalents represent the performance-linked component of our performance awards granted 11/6/13.

(10)	Of this total for Mr. LaVigne,

•

8,440 restricted stock equivalent units represent the performance-linked component of our performance awards granted 11/7/11—of this amount, 5,317 restricted stock equivalents vested on 11/12/14, based on annual compound growth in adjusted EPS over the preceding three-year period;

•	9,256 restricted stock equivalents represent the performance-linked component of our performance awards granted 12/10/12; and

•	11,078 restricted stock equivalents represent the performance-linked component of our performance awards granted 11/6/13.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)(2)	Value Realized on Vesting ($)
W. M. Klein	45,000	$2,941,925	42,774	$4,219,194
D. J. Sescleifer	25,000	$1,281,103	10,607	$1,046,265
D. P. Hatfield	25,000	$1,435,537	10,607	$1,046,265
A. R. Hoskins	12,500	$594,089	6,489	$628,702
M. S. LaVigne	0	$0	7,917	$766,381

(1)	In fiscal 2014, the time-based restricted stock equivalents granted to each of the officers in fiscal 2011 vested in accordance with the terms of the awards.

On 11/5/13, 73.8% of target of the performance restricted stock equivalent awards granted in fiscal 2011 vested in accordance with the terms of the award agreements based on adjusted EPS growth for the period October 1, 2010 through September 30, 2013 of 6.95%.

Upon vesting the equivalents converted into shares of our common stock which were then issued to the officers free of any restrictions. If the officers, however, elected in advance to defer receipt of the shares of common stock, conversion will not occur until the officer terminates with us.

(2)	Executive officers are given the opportunity to defer conversion of restricted stock until retirement. No officers elected to defer conversion of awards that vested during fiscal year 2014.

PENSION BENEFITS

Prior to January 1, 2014, our retirement plan covered essentially all U.S. employees of Energizer after one year of service. As of December 31, 2013, which is the end of the first quarter of our fiscal 2014, the plans were frozen and future retirement service benefits are no longer accrued under this retirement program. The freeze includes both the qualified and non-qualified plans.

The Retirement Accumulation Account that was effective from January 1, 2010 to December 31, 2013, included the future retirement benefits of the active participants in our qualified defined benefit pension plan, including the named executive officers, which were determined in accordance with a retirement accumulation formula. The participants received monthly credits equal to 6% of their eligible benefit earnings for each month, which amounts were credited with monthly interest equal to the 30-year Treasury rate that is reset annually. As a transition for older/longer-tenured employees, who may have had less time to adjust their retirement planning, including the named executive officers with age and years of service totaling at least 60 but not more than 74 as of December 31, 2009, such employees received an additional monthly credit equal to 2% of eligible benefit earnings for each month, and employees with age and years of service totaling 75 or more as of December 31, 2009 received an additional credit equal to 4% of their eligible benefit earnings for each month. These transition credits were available to eligible plan participants through 2013 (or, if earlier, their termination of employment with the Company).

The defined benefit plan has used the following other benefit calculation formulas, all of which have been frozen as of the end of calendar year 2009:

•	Final Average Pay (FAP). The traditional final average pay benefit provides 1.5% of five-year average “annual earnings” multiplied by a participant’s years of service (to a maximum of 40 years), reduced by a Social Security offset. Before it was frozen, the FAP formula was applicable to Mr. Klein.
•

Pension Equity (PEP) benefit formula. Under PEP, an executive is entitled to a benefit (payable in lump sum or as a monthly annuity) based on five-year average annual earnings, which were multiplied by “pension equity credits” earned with years of service. The benefit was subject to a three year vesting period. PEP was applied for all of our named executive officers except for Mr. Klein and Mr. LaVigne.

•

PensionPlus Match Account (PPMA). The PPMA generally provided a 325% match under our retirement plan to those participants who made an after-tax contribution of 1% of their annual earnings to our savings investment plan. To the extent an officer’s PPMA benefit was unavailable due to the IRC limits, the benefit was restored under our excess 401(k) plan and not the pension restoration plan for executives. The benefit was generally subject to a three-year vesting requirement. The PPMA benefit was eliminated for all employees as of the end of calendar year 2009.

We do not have specific policies with regard to granting extra years of credited service, but we generally have not granted such extra credited service. However, the change of control employment agreements, described under “Potential Payments Upon Termination or Change of Control” below, do provide, for purposes of determining the amounts to be paid under the retirement plan and the pension restoration plan, that the officers’ respective years of service with us, and their respective ages, will be deemed increased by three additional years if they are involuntarily terminated at any time prior to the expiration of the protected period of three years under the agreements.

PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
W.M. Klein	Energizer Retirement Plan	35	$1,552,610	$0
	Supplemental Executive Retirement Plan	34	$11,983,350	$0
D.J. Sescleifer	Energizer Retirement Plan	14	$439,976	$0
	Supplemental Executive Retirement Plan	13	$761,034	$0
D.P. Hatfield	Energizer Retirement Plan	29	$813,656	$0
	Supplemental Executive Retirement Plan	28	$1,878,833	$0
A.R. Hoskins	Energizer Retirement Plan	31	$974,240	$0
	Supplemental Executive Retirement Plan	30	$1,153,322	$0
M. S. LaVigne	Energizer Retirement Plan	4	$74,769	$0
	Supplemental Executive Retirement Plan	4	$73,212	$0

(1)	The number of years of credited service reflects years of actual service. For Messrs. Klein, Hatfield and Hoskins 14 of the years shown were with us and the remainder were with Ralston Purina Company, our former parent. In February of 2009, in order to reduce cash outlays and bolster the Company’s compliance with its debt covenants, the committee, on a one-time basis, suspended accrual of benefits for officers in the pension restoration plan for the calendar year, and in lieu of those and other benefits, each officer was granted a 2009 performance award.

(2)	Based on age, benefits are available without reduction. Assumptions utilized in the valuations are set forth in “Note 11. Pension Plans and Other Postretirement Benefits” of the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for year ended September 30, 2014.

NON-QUALIFIED DEFERRED COMPENSATION

We have adopted several plans or arrangements that provide for the deferral of compensation on a basis that is not tax-qualified. Deferred Compensation Plan

Under the terms of our deferred compensation plan, an unfunded, non-qualified plan, prior to January 1, 2013, executives could elect to have up to 100% of their annual cash bonus deferred until their retirement or other termination of employment, or for a shorter, three-year period (at the executive’s election, in advance). The amounts deferred under the terms of the plan are credited, at the election of the executive, into:

•	the Energizer common stock unit fund, a stock equivalent fund, with returns (based on stock price appreciation/decline) during fiscal 2014 of 37.66%,
•	a prime rate fund, which credits account balances at the prime rate quoted by The Wall Street Journal as of the first business day of the given quarter. For fiscal 2014, the rate credited under this fund was 3.25%, or
•	Vanguard measurement funds which track the performance of investment funds offered in our savings investment plan, a 401(k) plan, with returns during fiscal 2014 ranging from 1.84% to 24.85%.

Interest equivalents are credited on a daily basis to the prime rate fund, and dividends and other earnings are credited to the Vanguard tracking funds and the Energizer common stock unit fund at the time, and to the extent, that they are paid with respect to the actual Vanguard funds or with respect to Energizer shares, respectively. Units in the Vanguard tracking funds and Energizer common stock unit fund can also appreciate in value as our common stock, or the underlying Vanguard funds, appreciate in value. All Vanguard tracking funds, other than the prime rate fund, and the Energizer stock fund were eliminated from the deferred compensation plan on November 14, 2014 for all non-director participants. The Energizer stock fund will be eliminated from the executive savings investment plan on December 15, 2014.

Until January 2013, deferrals of cash bonuses into the Energizer common stock unit fund during each calendar year were increased by a 25% match from the Company (which vests three years from the date of crediting, provided the deferred bonus is kept in that fund for at least a year). Vesting will accelerate upon an executive’s retirement (which for purposes of this plan means the attainment of age 55 with ten years of service), death, permanent disability, involuntary termination, or a change in control of the Company (defined, for purposes of this plan, as the time when (i) an individual or group acquires more than 20% of our common stock, (ii) our continuing directors no longer constitute a majority of our Board, or (iii) a majority of the continuing directors approve a declaration that a change of control has occurred). Effective January 1, 2013, executives no longer have the opportunity to defer portions of their salary and bonus compensation under the Energizer Holdings, Inc. Deferred Compensation Plan, or to receive a Company match on the qualifying portion of the deferral.

Deferrals, vested Company matches, and certain restricted stock equivalents (both performance- and time-based) may be transferred to different investment options at the executive’s discretion consistent with our policies related to share ownership and insider trading. Account balances for executives who were employed at our former parent, Ralston Purina Company, prior to our spin-off in 2000, also generally include amounts credited during that prior employment. Ralston assigned liability for such amounts to us in the spin-off. Long-term deferrals in the plan may be paid out in a lump sum in cash six months following termination, or in five or ten-year increments commencing the year following termination of employment.

Executive Savings Investment Plan

Under the terms of our executive savings investment plan, our excess 401(k) plan, amounts that would be contributed, either by an executive or by us on the executive’s behalf, to our qualified defined contribution plan (the savings investment plan) but for limitations imposed by the IRC, are credited to the non-qualified executive savings investment plan. Under that plan, executives may elect to defer their contributions, and Company contributions, in the form of stock equivalents under the Energizer common stock unit fund, which tracks the value of our common stock, or in any of the measurement fund options which track the performance of the Vanguard investment funds offered under our qualified savings investment plan. Deferrals and vested Company contributions may be transferred to different investment options at the executive’s discretion. Deferrals in the executive savings investment plan, adjusted for the net investment return, are paid out in a lump sum payment, or in five or ten annual installments, following retirement or other termination of employment. The Energizer stock fund will be eliminated from the executive savings investment plan on December 15, 2014.

Deferred Equity Awards

The named executive officers were given the opportunity to elect, in advance, to defer receipt of vested restricted stock equivalent awards which they could be granted in the future. These awards, which have been granted under the terms of our 2000 and 2009 Incentive Stock Plans, provide that upon vesting, the equivalents granted will convert into non-restricted shares of our common stock which are then issued to the officer. If deferral was elected, the equivalents will not convert into shares of our common stock until six months after the officer’s termination of employment with us. In the event that the Company would pay any dividends on its shares of common stock, these officers will also be credited with dividend equivalents with respect to their vested stock equivalents. No other earnings are credited or paid with respect to these deferrals.

NON-QUALIFIED DEFERRED COMPENSATION TABLE

Name	Plan	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(5)
W. M. Klein	Def’d Comp. Plan	$0	$0	$5,307,194	$0	$24,839,550
	Exec. S.I.P.	$32,000	$39,400	$546,506	$0	$3,903,240
	Vested Stock Equivs.(4)	$0	$0	$4,479,707	$0	$16,734,139
	Total	$32,000	$39,400	$10,333,407	$0	$45,476,929
D.J. Sescleifer	Def’d Comp. Plan	$0	$0	$238,945	$1,090,994	$3,521,057
	Exec. S.I.P.	$215,651	$45,864	$188,987	$0	$2,331,775
	Vested Stock Equivs.(4)	$0	$0	$1,337,059	$0	$4,995,098
	Total	$215,651	$45,864	$1,764,991	$1,090,994	$10,847,930
D. P. Hatfield	Def’d Comp. Plan	$0	$0	$1,160,093	$0	$9,005,363
	Exec. S.I.P.	$52,030	$37,164	$71,120	$0	$895,515
	Vested Stock Equivs.(4)	$0	$0	$1,325,138	$0	$4,946,518
	Total	$52,030	$37,164	$2,556,351	$0	$14,847,396
A.R. Hoskins	Def’d Comp. Plan	$0	$0	$476,714	$6,084	$4,116,277
	Exec. S.I.P.	$43,212	$29,342	$16,646	$0	$543,640
	Vested Stock Equivs.(4)	$0	$0	$0	$0	$0
	Total	$43,212	$29,342	$493,360	$6,084	$4,659,917
M.S. LaVigne	Def’d Comp. Plan	$0	$0	$107,356	$0	$485,244
	Exec. S.I.P.	$72,363	$18,356	$20,378	$0	$225,808
	Vested Stock Equivs.(4)	$0	$0	$0	$0	$0
	Total	$72,363	$18,356	$127,734	$0	$711,052

(1)	The officer contributions to our executive savings investment plan during fiscal 2014 consist of deferrals of salary earned with respect to fiscal 2014.

The officer contributions of vested stock equivalents during fiscal 2014 consist of vested but deferred restricted stock equivalents granted in previous years. The values shown are as of the date of vesting. None of the named executive officers elected to defer in fiscal year 2014.

(2)	Our contributions to our executive savings investment plan consist of Company contributions which would have otherwise been contributed to the savings investment plan and the PPMA but for limitations imposed by the IRS. These amounts, in their entirety, are included in the All Other Compensation column of the “Summary Compensation Table.”

(3)	Aggregate earnings/(losses) shown in this column consist of:

•	amounts credited to each executive under the investment options of each of the plans, reflecting actual earnings on investment funds offered under our savings investment plan, a qualified 401(k) plan,

•	in the case of the prime rate option of our deferred compensation plan, interest at the prime rate, quoted by the Wall Street Journal,

•	the appreciation or depreciation in value of each of the investment options in the plans between October 1, 2013 and September 30, 2014,

•	in the case of the Energizer common stock unit fund, earnings credited for dividends paid on the Energizer common stock, and

•

the appreciation or depreciation in value of vested restricted stock equivalents (see footnote 4 below) plus earnings credited for dividends paid on the Energizer common stock between October 1, 2013 and September 30, 2014, or from the date of vesting and September 30, 2013, for awards vesting and deferred during the fiscal year. The above-market portion of interest on the prime rate option (in excess of 120% of the APR) is set forth in the column titled “Change in Pension

Value and Non-qualified Deferred Compensation Earnings” of the “Summary Compensation Table.”

(4)	The officers have from time to time elected to defer conversion of vesting restricted stock equivalents until their termination of employment from the Company. The total equivalents deferred for each officer is as follows:

•	Mr. Klein - 131,524 equivalents;

•	Mr. Sescleifer - 39,256 equivalents;

•	Mr. Hatfield - 38,906 equivalents;

•	Mr. Hoskins - 0 equivalents; and

•	Mr. LaVigne - 0 equivalents.

The values shown are as of September 30, 2014.

(5)	Of the aggregate balances shown in this column, with respect to the deferred compensation plan the following amounts were previously reported as compensation in the “Summary Compensation Tables” of our proxy statements for previous annual meetings:

•	Mr. Klein - $13,923,523;

•	Mr. Sescleifer - $5,526,807; and

•	Mr. Hatfield - $2,765,914.

The balances in that plan for each of the officers also include amounts deferred by them, Company matching deferrals, and earnings thereon, in years in which they were not named executive officers and their compensation was not included in the “Summary Compensation Table,” and for Messrs. Klein and Hatfield, include amounts deferred under the terms of the Ralston Purina Company deferred compensation plan, the liabilities of which were assumed by us at the time of our spin-off. The balances also reflect earnings and losses during the past fiscal year.

Of the aggregate balances shown in this column, with respect to our executive savings investment plan the following amounts were previously reported as compensation in the “Summary Compensation Table” of our proxy statements for prior years:

•	Mr. Klein - $1,806,262;

•	Mr. Sescleifer - $1,083,042;

•	Mr. Hatfield - $353,455; and

•	Mr. Hoskins - $5,513.

The balances in that plan for each of the officers also include amounts contributed by them, Company matching contributions, and earnings thereon, in years in which they were not named executive officers and their compensation was not included in the “Summary Compensation Table.” The balances also reflect earnings and losses during the past fiscal year.

Of the aggregate balances shown in this column with respect to the vested stock equivalents set forth in footnote (4) above, the following number of equivalents were previously reported as compensation in the “Summary Compensation Table” of our proxy statements for the years when the awards were granted:

•	Mr. Klein – 131,524 equivalents;

•	Mr. Sescleifer – 39,256 equivalents; and

•	Mr. Hatfield – 33,014 equivalents.

The balances for each of the officers also include vested but deferred equivalents granted in years in which they were not named executive officers and their compensation was not included in the “Summary Compensation Table.”

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have not entered into general employment agreements with any of our named executive officers, nor do we have executive severance plans or programs. However, equity awards under our 2009 Incentive Stock Plan, as amended and restated, and our deferred compensation plan provide for acceleration of vesting of certain awards in the event of certain terminations of employment. In addition, we have entered into change of control employment agreements with our named executive officers and certain of our other key employees which provide for severance compensation, acceleration of vesting, tax reimbursement and continuation of benefits upon qualified termination of employment following a change of control.

The information below reflects the value of acceleration or incremental compensation which each officer would receive upon the termination of his or her employment or upon a change in control. Because the value of awards and incremental compensation depend on several factors, actual amounts can only be determined at the time of the event.

The information is based on the following assumptions:

•	the event of termination (death, permanent disability, involuntary termination without cause, or voluntary termination), or a change of control of the Company, occurred on September 30, 2014, the last day of our fiscal year;

•	the market value of our common stock on that date was $123.21 (the actual closing price on September 30, 2014);

•	each of the officers were terminated on that date; and

•	corporate and individual federal tax rates were 39.6%, Missouri state tax rate was 6% and FICA was 2.35%.

The information does not reflect benefits that are provided under our plans or arrangements that do not discriminate in favor of executive officers and are available generally to all salaried employees—such as amounts accrued under our savings investment plan, accumulated and vested benefits under our retirement plans (including our pension restoration plan and executive savings investment plan), health, welfare and disability benefits, and accrued vacation pay.

The information below also does not include amounts under our deferred compensation plan or executive savings investment plan that would be paid, or vested stock equivalents that would be issued, all as described in the “Non-qualified Deferred Compensation Table,” except to the extent that an officer is entitled to an accelerated benefit as a result of the termination.

Death, Disability or Termination of Employment (Other Than Upon a Change of Control)

Upon an officer’s death, permanent disability, involuntary termination other than for cause (defined as termination for gross misconduct), and, in some cases, retirement, the following plans or programs provide for acceleration of certain awards. Awards are accelerated for retirement after attainment of age 55 with 10 years of service if granted 12 or more months prior to retirement date. No awards are accelerated upon other voluntary termination or involuntary termination for cause. Performance awards vesting upon retirement are paid when results for the Performance Period are met.

	Involuntary Termination	Death	Disability	Retirement After Age 55 with 10 years of service
Three-year restricted stock awards granted 11/7/11 and 11/6/13	Forfeited	Accelerated	Accelerated	Pro Rata Vesting
Three-year restricted stock awards granted 12/10/12	Forfeited	Accelerated	Forfeited	Pro Rata Vesting
Three-year performance awards granted 11/7/11 and 11/6/13	Forfeited	Accelerated	Accelerated	Pro Rata Vesting
Three-year performance awards granted 12/10/12	Forfeited	Accelerated	Forfeited	Pro Rata Vesting
Unvested 25% Company match	Accelerated	Accelerated	Accelerated	Accelerated

Upon termination of employment for any reason, vested account balances in our deferred compensation plan are paid out in cash to the participant in either a lump sum, or over a five or ten year period, commencing six months from the date of termination.

In the event an officer’s employment is terminated due to permanent disability, he or she may also be entitled to benefits under our executive long-term disability plan, which pays a supplemental benefit equal to 66 2/3% of the amount by which the officer’s previous year’s salary and bonus exceeded $240,000. (Amounts below that figure are covered by our long-term disability plan, available generally to salaried U.S. employees.) As noted in the “Summary Compensation Table,” the Company pays the premiums for $40,000 of term life insurance for all U.S. employees, including the named executive officers.

Previously, upon retirement or death, the officer, or his or her surviving spouse, may have also been entitled to continued coverage under our executive health plan, which generally covers medical/dental/vision expenses and deductibles and co-pays not otherwise covered by our underlying medical insurance plan. However, in order to qualify for continued coverage under the executive health plan, the covered person must pay for retiree coverage under our underlying medical and dental insurance plans. Effective December 31, 2012, the Energizer Holdings, Inc. Executive Health Plan was terminated. As such, current and former executives no longer have the opportunity to participate in this plan.

The value of awards which would be accelerated for our named executive officers upon death, disability or retirement as of September 30, 2014 is shown in the following chart. The value of accelerated restricted stock equivalents (both performance- and time-based) and 25% Company match for deferred annual bonus amounts reflects a stock price of $123.21. Stock market changes since September 30, 2014 are not reflected in these valuations.

	Accelerated Awards
Officer Termination Events	Restricted Stock Equivalents, Including Three-Year Performance Awards	Unvested 25% Company Match	Total
W. M. Klein: 1	$18,411,640	$0	$18,411,640
W. M. Klein: 2	$12,360,674	$0	$12,360,674
W.M. Klein: 3	$0	$0	$0
W.M. Klein: 4	$10,525,341	$0	$10,525,341
D. J. Sescleifer: 1	$4,592,776	$75,443	$4,668,219
D. J. Sescleifer: 2	$3,080,004	$75,443	$3,155,447
D. J. Sescleifer: 3	$0	$75,443	$75,443
D. P. Hatfield: 1	$3,865,714	$105,912	$3,971,626
D. P. Hatfield: 2	$2,655,422	$105,912	$2,761,334
D. P. Hatfield: 3	$0	$105,912	$105,912
A.R. Hoskins: 1	$2,970,963	$156,011	$3,126,974
A.R. Hoskins: 2	$1,760,671	$156,011	$1,916,682
A.R. Hoskins: 3	$0	$156,011	$156,011
M.S. LaVigne: 1	$2,934,616	$98,708	$3,033,324
M.S. LaVigne: 2	$1,875,626	$98,708	$1,974,334
M.S. LaVigne: 3	$0	$98,708	$98,708

Termination Events:

1—Death;

2—Permanent disability;

3—Involuntary termination of employment other than for cause;

4—Retirement following attainment of age 55 with 10 years of service, 12 months after date of grant.

Change of Control of the Company

Our change of control employment agreements with each of the named executive officers have a term of three years from their effective date (which term is automatically extended every year beginning the first year for an additional year unless our Nominating and Executive Compensation Committee elects to terminate an agreement at least 90 days prior to renewal). Each of these agreements provides that the officer will receive severance compensation in the event of his or her involuntary termination (including voluntary termination for “good reason”), other than for cause, within three years following a change in control of the Company.

“Termination for cause” means a termination for willful breach of, or failure to perform, employment duties.

“Good reason” means, among other things, certain changes in the officer’s status or duties, failure to pay certain compensation or awards or benefits, relocation of his or her office, or improper termination.

“Change of control” includes, among other things, acquisition of specified amounts of shares by any person, certain changes in the composition of our incumbent Board of Directors, approval of business combinations under certain circumstances, or other matters approved by our Board.

Under the agreements, upon a change of control, each officer, even if not terminated, will receive a pro rata annual bonus (equal to the greater of either the target bonus for the year in which the change of control occurred, or the actual bonus for the preceding year) for the portion of the year occurring prior to a change of control.

The agreements also provide that upon a change of control, outstanding equity awards held by each officer will accelerate and vest in accordance with the terms of the awards, even if the awards have a higher threshold for a “change of control”. Our equity awards generally define a “change of control” as an acquisition of 50% or more of the outstanding shares of our common stock. The terms of our outstanding equity awards vary as to the portion of the unvested award that will accelerate and vest upon a change of control, as indicated below:

Three-year performance awards granted 11/7/11	If the change of control occurs within 18 months of the date of grant, 100% of the equivalents granted at target vest. If the change of control occurs after 18 months of the date of grant, awards will vest at the greater of (i) 100% of the equivalents granted at target or (ii) the percentage of total equivalents which would have vested had the performance period ended as of the last fiscal quarter prior to the change of control and the performance been calculated on that period.
Three-year performance awards granted 12/10/12 and 11/6/13	If a change of control occurs, awards will vest at the greater of (i) 100% of the performance equivalents granted at target or (ii) the percentage of total performance equivalents which would have vested had the performance period ended on the date the change of control occurs and the extent to which performance goals have been met.
Three-year time based awards granted 11/7/11, 12/10/12 and 11/6/13	100% vest upon change of control

If the officer is terminated within 36 months of the change of control, the severance compensation payable under the agreements consists of:

•	a lump sum payment in an amount equal to three times the officer’s annual base salary and target bonus (defined as the most recent five-year actual bonus percentages multiplied by the greater of base salary at either termination or change of control);
•	a pro rata portion of the officer’s target annual bonus for the year of termination;
•	lump-sum retirement plan payments representing the additional years of age and service credits equal to the severance period;
•	the continuation of other health, dental and welfare benefits for a period of three years following the officer’s termination; and
•	Company match on retirement plan payments for the severance period.

No severance payments under the agreements would be made in the event that an officer’s termination is voluntary (other than for good reason), is due to death, disability or normal retirement, or is for cause. For a period of three years following termination of employment, the officers are each bound by a covenant not to compete, a non-solicitation covenant, and a covenant of confidentiality.

Other than for Mr. Hoskins, in the event that it is determined that a “golden parachute” excise tax is due under the IRC, we will, if total benefits payable to the officer are within 10% of the threshold for benefits at which the excise tax is triggered, reduce benefits to the point at which the tax will no longer be due, or, if total benefits are in excess of 10% of the threshold, reimburse the officer for the amount of such tax, including any excise or income taxes associated with such reimbursement. For Mr. Hoskins, in the event that it is determined that a “golden parachute” excise tax is due under the IRC, we will reduce the aggregate amount of the payments payable to an amount such that no such excise tax will be paid if the resulting amount would be greater than the after-tax amount if the payments were not so reduced.

Payments of cash would be made in a lump sum no sooner than six months following termination of employment, and benefits would be provided for a three-year period following termination, or if such continuation of benefits would not be possible under our benefit programs, the value of such benefits would also be paid in lump sum no sooner than six months following termination.

Estimated Payments and Benefits

Based on the assumptions set out above, the following chart sets forth estimated payments to our named executive officers upon termination following a change of control. If a change of control occurs but their employment is not terminated, the agreements provide a more limited value, as shown in the second chart below. The value of accelerated restricted stock equivalents, performance awards and 25% Company match reflects a stock price of $123.21 (the closing price of our common stock on September 30, 2014). Stock market declines and vesting and forfeitures of unvested restricted stock equivalents since September 30, 2014 are not reflected in these valuations.

	Accelerated or Additional Benefits—Termination following Change of Control
	Cash Severance	Retirement Benefits	25% Company Match	Restricted Stock Equivs., Three-Year Performance Awards	Pro Rata Transaction Bonus	Benefits	Excise Tax Gross-Up/ Reduction		Total
W. M. Klein	$10,451,775	$445,910	$0	$18,411,640	0	$85,209	$8,163,596		$37,558,130
D. J. Sescleifer	$4,126,276	$204,906	$75,443	$4,592,776	130,021	$85,209	$2,846,407		$12,061,038
D. P. Hatfield	$4,217,084	$206,681	$105,912	$3,865,714	0	$85,209	$2,776,838		$11,257,438
A. R. Hoskins	$3,390,100	$173,163	$156,011	$2,970,963	0	$65,477	$-626,061	(1)	$6,129,653
M. S. LaVigne	$2,833,782	$139,895	$98,708	$2,934,616	156,025	$40,024	$2,124,900		$8,327,950

(1)	It was determined that a “golden parachute” excise tax would be due under the Internal Revenue Code for Mr. Hoskins and therefore we reduced the aggregate amount of the payments payable to an amount such that no excise tax would be due.

For purposes of the calculation of the excise tax gross-up in these charts, the ascribed value of accelerated vesting is based on three assumptions:

•	Lapse-of-further-service portion is equal to the gain at the change of control date multiplied by 1% for each full month vesting is accelerated;

•	Early receipt portion is equal to the difference between the gain at normal vesting and the present value of the gain at the time vesting is accelerated (present value based on 120% of the IRS Applicable Federal Rates, compounded semi-annually: 0.46% for short-term and 2.21% for mid-term, using October 1, 2014 rates); and

•	Performance restricted stock equivalents, under which vesting is contingent upon achievement of certain performance goals and continued employment, have been valued assuming a 100% parachute value for the portions of awards that will vest.

	Accelerated Awards Upon a Change of Control (No Termination of Employment)
	Restricted Stock Equivalents, Three-Year Performance Awards	Excise Tax Gross-Up	Total
W. M. Klein	$18,411,640	$0	$18,411,640
D. J. Sescleifer	$4,592,776	$0	$4,592,776
D. P. Hatfield	$3,865,714	$0	$3,865,714
A. R. Hoskins	$2,970,963	$0	$2,970,963
M. S. LaVigne	$2,934,616	$0	$2,934,616

ITEM 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, we are asking our shareholders to provide non-binding advisory approval of the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC. We encourage shareholders to review the Compensation Discussion and Analysis for details regarding our executive compensation programs. Our 2014 shareholder advisory vote on executive compensation was approved by a significant majority of shareholders, with approximately 93.7% of the votes cast in favor of the advisory resolution at our 2014 Annual Meeting.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices that we use. We believe that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our shareholders’ interests. Our compensation programs are designed to enable and reinforce our Company’s overall business strategy by aligning pay with achievement of short and long term financial and strategic objectives, while providing a competitive level of compensation which is needed to recruit, retain and motivate talented executives critical to our success. In particular:

•	For the 2014 fiscal year, the Nominating and Executive Compensation Committee approved multiple metrics in the long-term performance incentive program, including:
¡	adjusted return on invested capital, to support the Company’s focus on cash flow, including improved working capital performance, and to emphasize the importance of capital allocation decisions;
¡	cumulative adjusted EBITDA, to reward growth in core operating earnings; and
¡	once the initial award amount is determined, the performance equivalent awards will then be subject to adjustment based on a third new metric, the Company’s relative total shareholder return during the three year performance period based on a relevant group of industrial and consumer goods companies.
•	The Nominating and Executive Compensation Committee also approved multiple metrics in the fiscal 2014 short-term performance incentive program:
¡	Company-wide cost savings associated with restructurings, which constitutes 20% of the weighting, to focus on delivering the cost savings to investors announced by the Company, which will be paid annually as cost savings for the multi-year restructuring project are achieved;
¡	adjusted earnings per share, which constitutes 30% of the weighting, to encourage the executives to deliver on bottom-line results;
¡	Company-wide pre-tax operating profit, which constitutes 30% of the weighting, to reward operating performance; and
¡	net working capital as a percentage of sales, which constitutes 20% of the weighting, to encourage improved management of working capital.
•	For the 2014 fiscal year, the Nominating and Executive Compensation Committee approved:
¡	elimination of all investment funds in the deferred compensation plan other than the Prime Rate Fund;
¡	adjustment to the mix of restricted stock equivalents by increasing the performance-based portion to 75% of the restricted stock equivalents available to be earned at target from 54% in 2013;
¡	revising the treatment of unvested equity at retirement from complete forfeiture to pro rata forfeiture of awards held more than 12 months prior to the executive’s retirement date after age 55 with at least 10 years of service; and
¡	effective January 1, 2014, the Energizer U.S. pension plan was frozen and future retirement service is no longer accrued. Elimination of the U.S. pension benefit was partially offset by an increase in the Company match to contributions made by participants into our defined contribution and excess contribution 401(k) plans.

The Board believes the Company’s overall compensation process effectively implements its compensation philosophy and achieves its goals. Accordingly, the Board recommends a vote FOR the adoption of the following advisory resolution, which will be presented at the Annual Meeting:

RESOLVED, that the shareholders of Energizer approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the accompanying footnotes and narratives.

Vote Required. The affirmative vote of a majority of the voting power represented in person or by proxy and entitled to vote is required for approval of the executive compensation.

The Board of Directors recommends a vote FOR the approval of the executive compensation of our named executive officers as described in this proxy statement under “Executive Compensation”.

ITEM 4. SHAREHOLDER PROPOSAL

A shareholder has informed the Company that it intends to present the following proposal at the meeting. The proposal, together with the supporting statement, is presented as received from the shareholder in accordance with SEC rules, and the Company and its Board of Directors disclaim any responsibility for its content. The Company will furnish the name, address and claimed share ownership position of the proponent of this proposal promptly upon written or oral request directed to the Corporate Secretary of the Company, 533 Maryville University Drive, St. Louis, Missouri 63141. The shareholder proposal is required to be voted upon at the annual meeting only if properly presented at the meeting by the shareholder or a qualified representative.

Shareholder Proposal

Concerning Sustainable Palm Oil Sourcing Policy

Whereas: As a leading shave and skin care company in North America, many of Energizer Holdings’ products contain palm oil derivatives. However, the environmental and social impacts of palm oil production make it highly controversial.

Approximately 90% of palm oil is grown in Indonesia and Malaysia. This has led to significant deforestation. Such deforestation and conversion of carbon-rich peatlands contributed to the World Bank ranking Indonesia as the 3rd largest global emitter of greenhouse gases (GHGs). Peatland and forest conversion accounts for more than half of Indonesia’s GHG emissions. In addition to climate change, palm oil plantations that are not sustainably developed and managed devastate habitats of endangered species, such as the orangutan, and cause massive biodiversity loss. Finally, the U.S. Department of Labor lists the palm oil industry as notorious for using child and forced labor. In the Philippines it is estimated almost 25% of palm oil production is linked to child labor. A July, 2013 Bloomberg Businessweek exposé documented detailed evidence of slavery on palm plantations by a company that sells palm oil to some of America’s largest palm oil importers.

To address these social and environmental concerns associated with palm oil production, the Roundtable on Sustainable Palm Oil (RSPO) was formed in 2004. Many companies, including some of our company’s competitors, such as Unilever have committed to source 100% certified sustainable palm oil (CSPO) by 2015 or sooner. CSPO is readily available. According to the RSPO website, the supply of CSPO exceeds demand by approximately 50%.

Shareholders are concerned that, absent a comprehensive policy and transparent management system for tracing palm oil sourcing to legally licensed suppliers verified as not contributing to deforestation or human rights abuses, Energizer Holdings may be exposed to significant brand and reputational risks related to its supply chain impacts. Major companies such as Nestle and Kellogg have pledged to develop such traceable, deforestation-free palm oil supply chains. This raises the bar for all companies, heightening the risk of inaction to those failing to take responsibility for their supply chain impacts.

Resolved: Shareholders request that Energizer Holdings develop and implement a comprehensive sustainable palm oil sourcing policy. This policy should be communicated publicly within six months of the 2015 annual meeting.

Supporting Statement: We recommend the palm oil sourcing policy include goals to:

•	source 100% CSPO (or derivatives, where feasible) through a certification program at least as rigorous as RSPO’s by 2016;
•	trace the supply chain from the grower level (where feasible) to understand potential risks and impacts;
•	source all palm oil from plantations which have independent verification they have not contributed to the degradation of peatlands, High Carbon Stock forests or High Conservation Value areas;
•	respect and support the United Nations’ Guiding Principles on Business and Human Rights, including no forced or child labor, slavery or human trafficking, and the protection of indigenous rights throughout our palm oil supply chain;
•	avoid palm oil from plantations having significant conflicts related to land tenure.

Company Statement in Opposition to Shareholder Proposal

Concerning Sustainable Palm Oil Sourcing Policy

As a global citizen, the Company demonstrates an ongoing commitment to use all environmental resources wisely through responsible sourcing, including with respect to resources like palm oil. We support the development of sustainable sources for palm oil.

We have engaged and will continue to engage with our suppliers and industry organizations to increase the sustainability of our palm oil sourcing. For example, a 2014 survey that we conducted of our suppliers of palm oil and palm oil derivatives found that a significant majority of those suppliers are members of the Roundtable on Sustainable Palm Oil and have sustainability programs in place regarding palm oil sourcing.

We also maintain a Supplier Code of Conduct which sets forth our expectations that all of our suppliers must meet in order to do business with us. Our Supplier Code of Conduct applies to all third parties that provide goods to our Company or any of its subsidiaries, divisions, affiliates or agents. Our Supplier Code of Conduct includes provisions mandating supplier compliance with all environmental laws as well as a list of environmentally conscious practices. The Supplier Code of Conduct also contains prohibitions on supplier use of discrimination, child labor, forced labor, and other human rights violations. The Company also maintains and regularly exercises the right to audit suppliers for compliance with these requirements.

The Board does not believe that it would be an efficient use of Company resources to adopt the palm oil policy suggested by the shareholder proponent. As explained above, the Company has demonstrated that it has a comprehensive approach regarding sustainability across our supply chain. We are committed to acting responsibly and will continue to work with our suppliers to find the best ways to encourage and support the development of sustainable palm oil sources. However, implementation of the proponent’s resolution would entail the commitment of significant resources and incurrence of significant costs to create a program whose benefits are unclear and remote.

Vote Required. The affirmative vote of a majority of the voting power represented in person or by proxy and entitled to vote is required for approval of the shareholder proposal.

The Board of Directors recommends a vote AGAINST the approval of the shareholder proposal.

STOCK OWNERSHIP INFORMATION

Five Percent Owners of Common Stock. The following table shows, as of October 31, 2014, the holdings of the Company’s common stock by any entity or person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class Outstanding(1)
BlackRock, Inc. 40 East 52nd Street, New York, New York 10022(2)	6,438,491	(2)	10.4%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355(3)	3,566,274	(3)	5.8%

(1)	On November 1, 2014, there were 61,868,746 shares of the Company’s common stock outstanding.
(2)	As reported in a statement on Schedule 13G/A filed with the SEC on January 10, 2014. BlackRock, Inc. and related entities reported, as of December 31, 2013, sole voting power over 5,936,026 such shares and sole dispositive power over 6,438,491 of such shares.
(3)	As reported in a statement on Schedule 13G filed with the SEC on February 12, 2014. The Vanguard Group and related entities reported, as of December 31, 2013, sole voting power over 57,114 of such shares, sole dispositive power over 3,516,560 of such shares and shared dispositive power over 49,714 of such shares.

Ownership of Directors and Executive Officers. The table below contains information regarding beneficial common stock ownership of directors and executive officers as of November 14, 2014. It does not reflect any changes in ownership that may have occurred after that date. In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote or transfer, as well as shares owned by immediate family members that reside with the director or officer. Unless otherwise indicated, directors and executive officers named in the table below have sole voting and investment power with respect to the shares set forth in the table and none of the stock included in the table is pledged. The table also indicates shares that may be obtained within 60 days upon the exercise of options, or upon the conversion of vested stock equivalents into shares of common stock.

Directors And Executive Officers	Shares Beneficially Owned	Shares held in Savings Investment Plan(A)	Options Exercisable Within 60 Days	Stock Equivalents held in the Deferred Compensation Plan	% of Shares Outstanding (B) (*denotes less than 1%)
Bill G. Armstrong	11,027(D)	0	0	19,830	*
Daniel J. Heinrich	3,057(D)	0	0	2,276	*
R. David Hoover	18,027(D)	0	0	30,751	*
John C. Hunter	3,927(D)	0	0	12,288	*
James C. Johnson	1,027(D)	0	0	166	*
John E. Klein	11,027(D)	0	0	20,706	*
W. Patrick McGinnis	19,382(D)	0	0	8,845	*
J. Patrick Mulcahy	547,458(C)(D)	0	0	21,959	*
John R. Roberts	21,027(D)	0	0	9,123	*
Ward M. Klein	247,958(D)	0	38,000	101,231	*
David P. Hatfield	52,525(D)	410	10,000	5,528	*
Alan R. Hoskins	4,269(D)	0	0	0	*
Daniel J. Sescleifer	56,227(D)	0	0	15	*
Mark S. LaVigne	7,151(D)	0	0	1,090	*
All Executive Officers and Directors as a Group (17 persons)	1,019,417(D)	410	48,000	233,808	2.1%

(A)	Column indicates the approximation of the number of shares of common stock as to which participants in our savings investment plan have voting and transfer rights as of November 14, 2014. Shares of common stock which are held in the plan are not directly allocated to individual participants but instead are held in a separate fund in which participants acquire units. Such fund also holds varying amounts of cash and short-term investments. The number of shares allocable to a participant will vary on a daily basis based upon the cash position of the fund and the market price of the stock.

(B)	The number of shares outstanding for purposes of this calculation was the number outstanding as of November 14, 2014 plus the number of shares which could be acquired upon the exercise of vested options, or options that vest within 60 days, by all officers and directors, the conversion of vested stock equivalents as well as equivalents that vest within 60 days and the number of stock equivalents held in the deferred compensation plan.

(C)	Mr. Mulcahy disclaims beneficial ownership of 12,500 shares of common stock owned by his wife and 111 shares owned by his step-daughter.

(D)	Includes vested common stock equivalents which will convert to shares of common stock upon the individual’s retirement, resignation from the Board or termination of employment with the Company. The number of vested equivalents credited to each individual officer or director is as follows: Mr. Hoover, 10,000; Mr. Roberts, 10,000; Mr. J. Klein, 10,000; Mr. W. Klein, 131,524; Mr. Sescleifer, 53,633; Mr. Hatfield, 38,906; and all other executive officers, 2,937. This amount also includes the time-based equivalents and performance-based equivalents which vested between October 18, 2014 through November 12, 2014. The number of time-based equivalents that vested during this period for each officer is as follows: Mr. Klein, 26,306; Mr. Sescleifer, 6,084; Mr. Hatfield, 6,084; Mr. Hoskins, 2,960; Mr. LaVigne, 3,618; and all other executive officers, 8,883. The number of performance-based equivalents that vested during this period for each officer is as follows: Mr. Klein, 38,670 ; Mr. Sescleifer, 8,943; Mr. Hatfield, 8,943; Mr. Hoskins, 4,350; Mr. LaVigne, 5,317; and all other executive officers: 10,877. This amount also includes unvested restricted stock equivalents that vest upon a director’s retirement from the Board. The number of unvested equivalents credited to each Director is 1,027. The number of shares in the table reflect net shares after shares have been withheld for taxes.

ADDITIONAL INFORMATION

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board of Directors has adopted a written policy regarding the review and approval or ratification of transactions involving the Company and our directors, nominees for directors, executive officers, immediate family members of these individuals, and shareholders owning five percent or more of our outstanding common stock, each of whom is referred to as a related party. The policy covers any related party transaction, arrangement or relationship where a related party has a direct or indirect material interest and the amount involved exceeds $100,000 in any calendar year. Under the policy, the Audit Committee of the Board is responsible for reviewing and approving, or ratifying, the material terms of any related party transactions. The committee is charged with determining whether the terms of the transaction are any less favorable than those generally available from unaffiliated third parties, and determining the extent of the related party’s interest in the transaction.

In adopting the policy, the Board reviewed certain types of related party transactions described below and determined that they should be deemed to be pre-approved, even if the aggregate amount involved might exceed $100,000:

•

Officer or director compensation which would be required to be disclosed under Item 402 of the SEC’s compensation disclosure requirements, and expense reimbursements to these individuals in accordance with our policy;

•	Transactions with another company at which a related party serves as an employee, director, or holder of less than 10% of that company’s outstanding stock, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s consolidated gross revenues;

•

Charitable contributions to a charitable trust or organization for which a related party serves as an employee, officer or director, if the annual contributions by us do not exceed the greater of $100,000 or 2% of the organization’s total annual receipts;

•

Transactions in which all of our shareholders receive proportional benefits, the rates or charges involved are determined by competitive bids, the transaction involves obtaining services from a regulated entity at rates fixed by law, or the transaction involves bank services as a depositary of funds, transfer agent or registrar, or similar services; and

•

Transactions related to our joint ownership of corporate aircraft, including reimbursement of expenses associated with ownership or use of the aircraft, provided that the terms of ownership and reimbursement were previously approved by our Board of Directors.

Our legal department is primarily responsible for the development and implementation of processes and procedures to obtain information from our directors and executive officers with respect to related party transactions.

During fiscal 2014, there were no transactions with executive officers, directors or their immediate family members which were in an amount in excess of $100,000, and in which any such person had a direct or indirect material interest.

INFORMATION REGARDING THE SPIN-OFF

On April 28, 2014, the Board of Directors authorized management to pursue a plan to spin-off the Company’s Household Products business and thereby create two independent, publicly traded companies. The spin-off is planned as a tax-free spin-off to the Company’s shareholders and is expected to be completed by July 1, 2015. The proposed spin-off is subject to further due diligence as appropriate and customary conditions, including receipt of regulatory approvals, an opinion of counsel regarding the tax-free nature of the proposed spin-off transaction, the effectiveness of a Form 10 filing with the SEC, and final approval by the Board of Directors. The Company may, at any time and for any reason until the proposed spin-off is complete, abandon the spin-off or modify or change its terms. The Company can make no assurance that any spin-off transaction will ultimately occur, or if one does occur, the terms or timing of a transaction.

OTHER BUSINESS

The Board knows of no business which will be presented at the 2015 Annual Meeting other than that described above. Our bylaws provide that shareholders may nominate candidates for directors or present a proposal or bring other business before an annual meeting only if they give timely written notice of the nomination or the matter to be brought not less than 90 nor more than 120 days prior to the first anniversary of the prior year’s meeting, as described under “Shareholder Proposals for 2016 Annual Meeting.”

DELIVERY OF DOCUMENTS

Householding of Annual Meeting Materials. The SEC has approved a rule permitting the delivery of a single Notice Regarding the Availability of Proxy Materials, and set of Annual Reports and Proxy Statements (if paper copies of such documents have been delivered or requested), to any household at which two or more shareholders reside, unless we have received contrary instructions from one or more of the shareholders residing in such household. Each shareholder will continue to receive a separate proxy card. This procedure, referred to as “householding”, reduces the volume of duplicate information you receive, as well as our expenses. In order to take advantage of this opportunity, we will deliver only one copy of the Notice Regarding the Availability of Proxy Materials, and this Proxy Statement and related Annual Report (if paper copies of such documents have been delivered or requested) to multiple shareholders who share an address, unless we receive contrary instructions from the impacted shareholders prior to the mailing date. If you prefer to receive separate copies of our Notice Regarding the Availability of Proxy Materials, our Proxy Statement or Annual Report, either now or in the future, we will promptly deliver, upon your written or oral request submitted as set forth below, a separate copy of the Notice Regarding the Availability of Proxy Materials, Proxy Statement or Annual Report, as applicable and as requested, to any shareholder at your address to which a single copy was delivered. If you and other shareholders in your household are currently receiving multiple copies of the Notice Regarding the Availability of Proxy Materials, and this Proxy Statement and our Annual Report (if paper copies of such documents have been delivered or requested) and would like only one copy to be sent to your household, upon your written request, we will discontinue delivering multiple copies of such document(s) to your household and only deliver one copy. Notice should be given to the Corporate Secretary, Energizer Holdings, Inc., 533 Maryville University Drive, St. Louis, Missouri 63141 (Tel. No. (314) 985-2000).

SHAREHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

Any proposals to be presented at the 2016 Annual Meeting of Shareholders, which is expected to be held on January 25, 2016, must be received by the Company, directed to the attention of the Secretary, no later than August 13, 2015 in order to be included in the Company’s Proxy Statement and form of proxy for that meeting under Rule 14a-8 of the Exchange Act. Upon receipt of any proposal, the Company will determine whether or not to include the proposal in the Proxy Statement and proxy card in accordance with regulations governing the solicitation of proxies. The proposal must comply in all respects with the rules and regulations of the SEC and our bylaws.

In order for a shareholder to nominate a candidate for director under our bylaws, timely notice of the nomination must be received by us in advance of the meeting. Ordinarily, such notice must be received not less than 90, nor more than 120, days before the first anniversary of the prior year’s meeting. For the 2016 Annual Meeting, the notice would have to be received between September 28, 2015 and October 28, 2015. However, in the event that (i) no annual meeting is held in 2015 or (ii) the date of the 2016 Annual Meeting is more than 30 days before or more than 60 days after the first anniversary of the 2015 Annual Meeting, notice must be received no earlier than the 120th day prior to the date of the 2016 Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of 2016 Annual Meeting, or the seventh day following the day on which notice of the date of the meeting was mailed or on which public notice of the meeting was given. The notice of nomination must include, as to each person whom the shareholder proposes to nominate for election, information required by our bylaws, including:

•	the nominee’s name, age, business and residential address;
•	the nominee’s principal occupation for the previous five years;
•	the nominee’s consent to being named as a nominee and to serving on the Board;
•

the nominee’s “disclosable interests” as of the date of the notice (which information shall be supplemented by such person, if any, not later than ten days after the record date of the Annual Meeting to disclose such ownership as of the record date), which includes:

¡

shares of common stock; options, warrants, convertible securities, stock appreciation rights, or similar rights with respect to our common stock; any proxy, contract, arrangement, understanding, or relationship conveying a right to vote common stock;

¡	any short interest with respect to common stock;
¡	any derivative instruments held by a partnership in which the nominee has a partnership interest; and
¡	rights to any performance-related fee based on any increase or decrease in the value of common stock or any related derivative instrument; and

•	a description of all monetary or other material agreements, arrangements or understandings between the nominating shareholder and the nominee during the prior three years.

In addition, the nominating shareholder must provide their name and address and disclosable interests (as such term is described above). The shareholder must be present at the Annual Meeting of Shareholders at which the nomination is to be considered, and must provide a completed questionnaire regarding the nominee’s background and qualification and compliance with our corporate governance, conflict of interest, and other pertinent policies and guidelines. To assist in the evaluation of shareholder-recommended candidates, the Nominating and Executive Compensation Committee may request that the shareholder provide certain additional information required to be disclosed in the Company’s proxy statement under Regulation 14A of the Exchange Act. The shareholder nominating the candidate must also include his or her name and address, and the number of shares of common stock beneficially owned.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company during the same period as director nominations described above. Such notice must include a description of the proposed business and the reasons for the proposal, the name and address of the shareholder making the proposal, any financial or other interests of the shareholder in the proposal made, and the shareholder’s disclosable interests. These requirements are separate from the requirements a shareholder must meet to have a proposal included in the Company’s Proxy Statement.

In each case, the notice must be given to the Secretary of the Company, whose address is 533 Maryville University Drive, St. Louis, Missouri 63141. A copy of our bylaws will be provided without charge upon written request to the Secretary.

By order of the Board of Directors,

Mark S. LaVigne Vice President, General Counsel & Secretary

December 11, 2014

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet or Telephone – QUICK ««« EASY

IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

ENERGIZER HOLDINGS, INC.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.

Voting by telephone or Internet is quick, easy and immediate. As a shareholder of Energizer Holdings, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Standard Time, on January 25, 2015.

INTERNET/MOBILE –
www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.
PHONE – 1 (866) 894-0537
Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares
MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided

▲ FOLD HERE AND SEPARATE IF ATTENDING MEETING — INSERT IN ENVELOPE PROVIDED ▲

PROXY	Please mark your votes like this	☒

ENERGIZER HOLDINGS, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH ITEM:

1. Election of Directors		FOR	AGAINST	ABSTAIN
Nominees:	(01) Bill G. Armstrong	☐	☐	☐

		FOR	AGAINST	ABSTAIN
	(02) J. Patrick Mulcahy	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2. Ratification of appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm		☐	☐	☐

COMMON STOCK

	FOR	AGAINST	ABSTAIN
3. Non-binding advisory vote on executive compensation	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE FOLLOWING PROPOSAL:

	FOR	AGAINST	ABSTAIN
4. Shareholder Proposal - Palm Oil Sourcing	☐	☐	☐

Mark box at right if you plan to attend the Annual Meeting on January 26, 2015.	☐

            COMPANY ID:

            PROXY NUMBER:

            ACCOUNT NUMBER:

Signature                                                                Signature, if held jointly                                                  Date                          .

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

2015 ANNUAL MEETING ADMISSION TICKET

ENERGIZER HOLDINGS, INC.

2015 ANNUAL MEETING OF SHAREHOLDERS

January 26, 2015

8:30 a.m. local time

Energizer World Headquarters

533 Maryville University Drive

St. Louis, Missouri 63141

Please present this ticket and photo identification for admittance to the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting:

The Notice of Annual Meeting of Shareholders, Proxy Statement

and our 2014 Annual Report are available at:

www.cstproxy.com/energizer/2014.

▲ FOLD HERE AND SEPARATE IF ATTENDING MEETING — INSERT IN ENVELOPE PROVIDED ▲

ENERGIZER HOLDINGS, INC.

PROXY

This Proxy is Solicited on Behalf of the Board of Directors for the Annual

Meeting of Shareholders on January 26, 2015

This proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder. If no direction is made, this Proxy will be voted “FOR” all nominees in Item 1, “FOR” Items 2 and 3, and “AGAINST” Item 4 and in the discretion of the proxies on any other business that may properly come before the meeting. The undersigned hereby appoints W.M. Klein and M.S. LaVigne, or either of them, as true and lawful attorneys-in-fact, agents and proxies, with the power of substitution and revocation, to represent and to vote, as designated on the reverse side hereof, all the shares of the undersigned held of record on November 26, 2014, at the Annual Meeting of Shareholders to be held on January 26, 2015 and any adjournments or postponement thereof.

As described more fully in the proxy statement, if shares of Energizer Common Stock are credited to the account of the undersigned in the Energizer Holdings, Inc. Savings Investment Plan as of November 19, 2014, this proxy card will also serve as voting instructions to the trustee for that plan, Vanguard Fiduciary Trust Company, an affiliate of The Vanguard Group of Investment Companies, for such shares. If the trustee does not receive directions with respect to the shares of Energizer Common Stock credited to the undersigned’s account by January 23, 2015, it will vote those shares in the same proportion as it votes shares for which directions were received.

(continued and to be marked, dated and signed, on the other side)

December 11, 2014

Dear Savings Investment Plan Participant:

Enclosed are a proxy statement, a proxy card and an Annual Report for the Annual Meeting of Shareholders of Energizer Holdings, Inc. to be held on January 26, 2015. The enclosed proxy card relates to shares of Energizer Common Stock of which you are the record holder and to shares of Energizer Common Stock credited to your account in the Energizer Holdings, Inc. Savings Investment Plan (the “Plan”).

The Trustee of the Plan will vote all shares of Energizer Common Stock held in the Plan as of November 26, 2014. Shares credited to your account as of November 19, 2014 will be voted in accordance with your instructions on the enclosed proxy card. Any credited shares for which no instructions are received by the Trustee, and any shares in the Plan that were credited between November 20, 2014 and November 26, 2014, will be voted by the Trustee in the same proportion as the shares for which instructions were received from all participants in that Plan.

Please complete, sign and date the enclosed proxy card, which also serves as a voting instruction form for the Trustee. It should be returned, in the postage-paid envelope provided, to Continental Stock Transfer & Trust Company, which acts as tabulator. Alternatively, you may vote by telephone or via Internet. However you decide to vote, in order to provide the tabulator sufficient time to tabulate the votes, it has been requested that all proxy cards be returned, or votes be cast, as promptly as possible, but no later than January 23, 2015.

You may also have received (i) a Notice Regarding the Availability of Proxy Materials with instructions about how to access the proxy statement and Annual Report with respect to other shares of Energizer Common Stock held by you and/or (ii) additional proxy statements and proxy cards relating to other shares of Energizer Common Stock held by you. If you received a Notice Regarding the Availability of Proxy Materials, please use that notice to access the proxy statement, Annual Report and instructions regarding how to vote your other shares. If you received additional proxy cards, please be advised that these proxies are not duplicates of the one enclosed and we ask that those other shares also be voted as described in the instructions enclosed with such proxies.

WARD M. KLEIN

Chief Executive Officer